     As filed with the Securities and Exchange Commission on April 1, 1997



                                                      Registration No. 333-23863

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      ILLINOIS SUPERCONDUCTOR CORPORATION
             (Exact name of registrant as specified in its charter)

                          DELAWARE                                                    36-3688459
              (State or other jurisdiction of                                      (I.R.S. Employer
               incorporation or organization)                                    Identification No.)

        451 KINGSTON COURT, MT. PROSPECT, ILLINOIS 60056, (847) 391-9400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ORA E. SMITH
                     President and Chief Executive Officer
                      Illinois Superconductor Corporation
        451 Kingston Court, Mt. Prospect, Illinois 60056, (847) 391-9400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------
                                   COPIES TO:

    LAWRENCE D. LEVIN, ESQ.              BRUCE A. ZIVIAN, ESQ.              PATRICK A. POHLEN, ESQ.
     Katten Muchin & Zavis                 Eilenberg & Zivian                  Cooley Godward LLP
     525 West Monroe Street          30 North LaSalle Street, Suite          Five Palo Alto Square
    Chicago, Illinois 60661                       2900                        3000 El Camino Real
         (312) 902-5200                 Chicago, Illinois 60602           Palo Alto, California 94306
                                             (312) 917-9900                      (415) 843-5000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ].

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ].

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED APRIL 1, 1997


                                1,000,000 SHARES

                                 ILLINOIS
                                 SUPERCONDUCTOR
                                 CORPORATION
                [ISC LOGO]

                                  COMMON STOCK
                           -------------------------


     All of the 1,000,000 shares of Common Stock offered hereby (the "Offering") are being sold by Illinois Superconductor Corporation (the "Company"). The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ISCO." On March 31, 1997, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $17.25 per share. See "Price Range of Common Stock."

                           -------------------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
   PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE
       INVESTORS IN PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

                           -------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

========================================================================================================
                                                PRICE TO           UNDERWRITING          PROCEEDS TO
                                                 PUBLIC             DISCOUNT(1)          COMPANY(2)
--------------------------------------------------------------------------------------------------------
Per Share................................           $                    $                    $
--------------------------------------------------------------------------------------------------------
Total (3)................................           $                    $                    $
========================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company estimated at $500,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 150,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public,
    Underwriting Discount and Proceeds to the Company will be $          ,
    $          and $          , respectively. See "Underwriting."

                           -------------------------


     The shares of Common Stock are offered by the several Underwriters named herein subject to receipt and acceptance by them, and subject to their right to reject any order in whole or in part. It is expected that delivery of certificates representing such shares will be made against payment therefor at the offices of Gruntal & Co., L.L.C., 14 Wall Street, New York, New York 10005
on or about           , 1997.


                           -------------------------


                             GRUNTAL & CO., L.L.C.


                THE DATE OF THIS PROSPECTUS IS           , 1997

 [SCHEMATIC OF WIRELESS NETWORK FROM PORTABLE TELEPHONE THROUGH BASE STATION TO
                      PUBLICLY-SWITCHED TELEPHONE NETWORK]

Illinois Superconductor Corporation's wireless telecommunications products are installed within a cellular or Personal Communications Services service provider's base station and improve the link between mobile and portable telephones and the base station.

                    [PICTURE OF RADIO FREQUENCY FILTER UNIT]


SpectrumMaster(TM) and RangeMaster(TM)
filters are solutions to a service
provider's network, quality, coverage,
capacity and flexibility needs.


             [PICTURE OF THE COMPANY'S RADIO FREQUENCY FILTER UNIT
                              INSTALLED IN A RACK]

     Illinois Superconductor Corporation's
                           radio frequency
        filter products are designed to be
                           integrated into

standard equipment racks within a cellular
                                   service

                 provider's base stations.
                            ------------------------


     SpectrumMaster(TM), RangeMaster(TM) and the Company's circle/sphere logo are trademarks of the Company. All other trade names and trademarks appearing in this Prospectus are the property of their respective holders.


                            ------------------------


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated in such forward-looking statements.

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus or incorporated by reference herein. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Illinois Superconductor Corporation (the "Company") develops, manufactures and markets high performance products for wireless telecommunications markets based on its proprietary high temperature superconductor ("HTS") materials, radio frequency ("RF") filter design and cryogenic technologies. Superconductor materials, when cooled below a critical temperature, are able to transmit an electric current with either no or minimal loss of energy. Because of this minimal energy loss, superconductors are attractive for a wide range of commercial applications.

     The wireless telecommunications industry has experienced significant growth in recent years, which has led to increased competition among service providers, rapid growth in base station installations and significant increases in RF interference. By reducing the effects of this interference, the Company's RF filter products enable cellular and Personal Communications Services ("PCS") service providers to improve the quality and increase the coverage, capacity and flexibility of their networks in an economical manner. The Company's RF filter products, which are based on superconductor technology, offer the following performance benefits:

     - call quality is improved and the frequency of blocked or dropped calls is reduced because adjacent band interference from competing wireless service providers and other radio services is reduced;

     - coverage gaps between base stations are reduced because the radio range of these base stations is extended, thereby minimizing the number of base stations required in a wireless network;

     - network call carrying capacity is increased because channels which were previously unusable due to adjacent band interference now become available; and

     - flexibility in the location of base stations is improved because wireless service providers can locate base stations in areas where RF interference or other restrictions currently inhibit operations.

     The Company currently offers two product lines to address the needs of cellular and PCS service providers. The SpectrumMaster(TM) product line is designed primarily to improve the RF performance of cellular and PCS systems in high interference environments, including urban areas and near airports. The RangeMaster(TM) product line combines the interference rejection advantages of a SpectrumMaster(TM) filter with a cryogenically-cooled low-noise amplifier. RangeMaster(TM) is designed to serve the range extension needs of rural, suburban or small city cellular and PCS operators. In addition, the Company is developing other products based on its core technologies, including adapting current products to meet the specific needs of international wireless markets and developing RF transmitter products.

     The Company has completed 14 field trials with several major cellular service providers. As a result of these field trials and other marketing initiatives, the Company has received orders from certain of these service providers for commercial units. In the third quarter of 1996, the Company began shipping its first RF filter products to the cellular market, which were installed and accepted into customers' commercially operational base stations. In addition, the Company has received orders for its products from certain other customers who have not participated in field trials.

     According to the Cellular Telecommunications Industry Association ("CTIA"), there are in excess of 30,000 cellular base stations in the U.S., and the Company believes that there are currently in excess of 60,000 cellular base stations worldwide. Furthermore, industry sources estimate that there were approximately 6,000 PCS base stations in service at the end of 1996 and forecast that over 100,000 PCS base stations will be built in the U.S. over the next four years.

     The Company's objective is to be the global leader in supplying high performance RF filter products to these growing markets. Key elements of the Company's strategy include: (i) offering the highest performance filter systems in the industry; (ii) pursuing cellular and PCS markets; (iii) focusing on key service provider relationships; (iv) developing original equipment manufacturer ("OEM") customer relationships; (v) developing manufacturing expertise and capacity; and (vi) building on its technology leadership position. The Company believes it is strongly positioned to execute its strategy and capitalize on the growth in the wireless telecommunications industry.

     The Company was founded in 1989 by ARCH Development Corporation ("ARCH"), an affiliate of the University of Chicago, to commercialize superconductor technologies initially developed by Argonne National Laboratory ("Argonne"). The Company was incorporated in Illinois on October 18, 1989 and reincorporated in Delaware on September 24, 1993. The Company's facilities and principal executive offices are located at 451 Kingston Court, Mt. Prospect, Illinois 60056 and its telephone number is (847) 391-9400.

                                  THE OFFERING

Common Stock to be offered........................    1,000,000 shares
Common Stock to be outstanding after the
  Offering........................................    6,023,352 shares(1)
Use of proceeds...................................    For product development, expansion of sales
                                                      and marketing efforts, working capital,
                                                      acquisition of manufacturing equipment and
                                                      general corporate purposes. See "Use of
                                                      Proceeds."
Nasdaq National Market symbol.....................    ISCO

-------------------------

(1) Excludes as of February 28, 1997 (i) 670,225 shares of Common Stock issuable upon the exercise of outstanding warrants, (ii) 802,228 shares of Common Stock issuable upon the exercise of previously granted options and (iii) 283,562 shares of Common Stock reserved for future issuance of options under the Company's Amended and Restated 1993 Stock Option Plan (the "1993 Stock Option Plan"). See "Description of Capital Stock" and Notes 6 and 7 of Notes to Financial Statements.

                         SUMMARY FINANCIAL INFORMATION

                                                                  YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------
                                             1992          1993           1994           1995            1996
                                             ----          ----           ----           ----            ----
STATEMENT OF OPERATIONS DATA:
Revenues...............................    $ 202,348    $   251,977    $   208,168    $    27,830    $    209,822
Costs and expenses:
  Cost of government contract
    revenue............................      149,303        234,191        194,098         19,286          49,534
  Research and development.............      230,895        608,373      1,962,678      4,554,946       6,422,921
  Selling and marketing................       87,943         48,587        454,968        469,600       1,834,640
  General and administrative...........      718,789      1,102,576      2,199,597      2,763,615       3,290,810
                                           ---------    -----------    -----------    -----------    ------------
                                            (984,582)    (1,741,750)    (4,603,173)    (7,779,617)    (11,388,083)
Other income (expense):
  Investment income....................       15,586        102,260        496,392        487,543         503,911
  Interest expense.....................      (25,182)       (10,136)        (8,582)       (39,600)        (29,602)
                                           ---------    -----------    -----------    -----------    ------------
                                              (9,596)        92,124        487,810        447,943         474,309
                                           ---------    -----------    -----------    -----------    ------------
Net loss...............................    $(994,178)   $(1,649,626)   $(4,115,363)   $(7,331,674)   $(10,913,774)
                                           =========    ===========    ===========    ===========    ============
Net loss per common share(1)...........                                     $(1.15)        $(2.01)         $(2.41)
Weighted average number of common
  shares outstanding(1)................                                  3,578,485      3,641,196       4,536,034


                                                                      DECEMBER 31, 1996
                                                                -----------------------------
                                                                  ACTUAL       AS ADJUSTED(2)
                                                                  ------       --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 5,188,047     $20,816,797
Working capital.............................................      5,207,923      20,836,673
Total assets................................................     13,388,496      29,017,246
Long-term debt, less current portion........................         91,618          91,618
Stockholders' equity........................................     11,520,128      27,148,878


-------------------------

(1) Excludes as of December 31, 1996 (i) 670,225 shares of Common Stock issuable upon the exercise of outstanding warrants, (ii) 796,258 shares of Common Stock issuable upon the exercise of previously granted options and (iii) 289,532 shares of Common Stock reserved for future issuance of options under the 1993 Stock Option Plan. See "Description of Capital Stock" and Notes 6 and 7 of Notes to Financial Statements.


(2) As adjusted to give effect to the sale of the 1,000,000 shares of Common Stock offered hereby at an assumed public offering price of $17.25 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                  RISK FACTORS

     Because the Company wants to provide investors with more meaningful and useful information, this Prospectus contains, and incorporates by reference, certain forward-looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act")) that reflect the Company's current expectations regarding the future results of operations and performance and achievements of the Company. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and assumptions, including the factors set forth in the following Risk Factors, which could cause the Company's future results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following Risk Factors before purchasing any of the shares of Common Stock offered hereby.

UNCERTAIN MARKET ACCEPTANCE OF SUPERCONDUCTING TELECOMMUNICATIONS PRODUCTS

     The Company's RF filter products have not been sold in significant quantities and there is no assurance that a substantial market will develop for the Company's products. The Company's customers require demanding specifications for performance and reliability. There can be no assurance that the Company's RF filter products will continue to pass product performance and reliability tests established by cellular and PCS service providers. There can also be no assurance that the Company's products will operate reliably on a long-term basis, that the Company will be able to manufacture adequate quantities of any products it develops at commercially acceptable costs or on a timely basis or that any of the Company's current or future products will achieve market acceptance. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on the Company's business, operating results and financial condition.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; AND UNCERTAINTY OF FINANCIAL
RESULTS

     The Company was founded in October 1989 and to date has been engaged principally in research and development ("R&D"), product testing, manufacturing and marketing activities. Most of the Company's revenues to date have been derived from R&D contracts. The Company has not yet begun to generate significant revenues from the sale of its RF filter products and only recently recognized any revenues from the sale of such products. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development.

     The Company has incurred substantial net losses in each year since its inception and expects to continue to incur operating losses through at least early 1998 as it continues to devote significant financial resources to its product development, manufacturing, marketing and sales efforts. Even if the Company is able to overcome the significant remaining manufacturing and marketing hurdles necessary to sell significant quantities of its RF filter products, there can be no assurance that the Company will ever achieve a profitable level of operations or, if profitability is achieved, that it can be sustained.

LIMITED EXPERIENCE IN MANUFACTURING, MARKETING AND SALES

     For the Company to be financially successful, it must manufacture its products in substantial quantities, at acceptable costs and on a timely basis. Although the Company has produced limited quantities of products for its first orders and for use in development and customer field trial programs, production of large quantities at competitive costs presents a number of technological and engineering challenges for the Company, and there can be no assurance that the Company will be able to manufacture such products in sufficient volume. The Company has limited experience in manufacturing, and substantial costs and expenses may be incurred in connection with attempts to manufacture substantial quantities of the Company's products. No assurance can be given that the Company will be able to make the transition to full commercial production successfully.

     In addition, the Company will be required to further develop its marketing and sales force in order to effectively demonstrate the advantages of its products over more traditional products, as well as competitive superconductive products. The Company's marketing and sales experience to date is very limited. The Company may also elect to enter into agreements or relationships with third parties regarding the commercialization or marketing of its products. If the Company enters into such agreements or relationships, it will be substantially dependent upon the efforts of others in deriving commercial benefits from its products. There can be no assurance that the Company will be able to establish adequate sales and distribution capabilities, that it will be able to enter into marketing agreements or relationships with third parties on financially acceptable terms or that any third parties with whom it enters into such arrangements will be successful in marketing the Company's products.

COMPETITION

     The wireless telecommunications equipment market is very competitive. The Company's products compete directly with products which embody existing and future competing commercial technologies. In particular, in cellular telecommunications applications, the Company competes with conventional RF component manufacturers whose products are currently in use by the Company's potential customers. Many of these companies have substantially greater financial resources, larger R&D staffs and greater manufacturing and marketing capabilities than the Company. Other emerging wireless technologies, such as "smart" antennas, may also provide protection from RF interference and offer enhanced range to cellular and PCS service providers and may therefore compete with the Company's products. There can be no assurance that high performance RF filters will become a preferred technology to address these needs of cellular and PCS service providers. Failure of the Company's products to improve performance sufficiently or to do so at an acceptable price or to achieve commercial acceptance or otherwise compete with conventional technologies will have a material adverse effect on the Company's business, operating results and financial condition.

     Although the market for superconductive electronics currently is small and in the early stages of development, the Company believes it will become intensely competitive, especially if products with significant market potential are successfully developed. In addition, if the superconducting industry develops, additional competitors with significantly greater resources are likely to enter the field. In order to compete successfully, the Company must develop and maintain technologically advanced products, attract and retain highly qualified personnel, obtain additional patent or other protection for its technology and products and manufacture and market its products, either alone or with third parties. There can be no assurance that the Company will be able to achieve these objectives. Failure to do so would have a material adverse effect on the Company's business, operating results and financial condition.

MANAGEMENT OF GROWTH

     The Company's growth to date has caused, and will continue to cause, a significant strain on its management, operational, financial and other resources. The Company's ability to manage its growth effectively will require it to implement and improve its operational, financial, manufacturing and management information systems and expand, train, manage and motivate its employees. These demands may require the addition of new management personnel and the development of additional expertise by management. Any increase in resources devoted to product development and marketing and sales efforts could have an adverse effect on the Company's performance in the next several quarters. If the Company were to receive substantial orders, the Company may have to expand its current facility, which could cause an additional strain on the Company's management personnel and development resources. The failure of the Company's management team to effectively manage growth could have a material adverse effect on the Company's business, operating results and financial condition.

RAPID TECHNOLOGICAL CHANGE; POSSIBLE PURSUIT OF OTHER MARKET OPPORTUNITIES

     The field of superconductivity is characterized by rapidly advancing technology. The success of the Company will depend in large part upon its ability to keep pace with advancing superconducting technology, high performance RF filter design and efficient, low cost cryogenic technologies. Rapid changes have occurred, and are likely to continue to occur, in the development of superconducting materials and processes. The Company will have to continue to improve its ability to fabricate thick-film HTS devices, design high performance RF filters and efficient cryogenic subsystems and produce significant quantities of products based on these improvements. There can be no assurance that the Company's development efforts will not be rendered obsolete by the adoption of alternative solutions to current wireless operator problems or by technological advances made by others, or that other materials or processes, including other superconducting materials or fabrication processes, will not prove more advantageous for the commercialization of high performance wireless products than the materials and processes selected by the Company.

     Because HTS product development is a new and emerging field, there may in the future be new opportunities that are more attractive than those initially identified by the Company for its targeted markets. As a result, there can be no assurance that the Company will not elect in the future to commit its resources to such other potentially more attractive market opportunities. Such election may require the Company to limit or abandon its current focus on developing, manufacturing, marketing and selling HTS products for cellular, PCS and other telecommunications markets. The risks associated with other markets may be different from the risks associated with the cellular, PCS and other wireless telecommunications markets.

FOCUS ON WIRELESS TELECOMMUNICATIONS MARKET; CURRENT AND FUTURE COMPETITIVE TECHNOLOGIES

     The Company has selected the wireless telecommunications market, in particular the cellular and PCS markets, as the first principal target market for its superconductor-based products. The devotion of substantial resources to the wireless telecommunications market makes the Company vulnerable to adverse changes in this market. Adverse developments in the wireless telecommunications market, which could come from a variety of sources, including future competition, new technologies or regulatory decisions, could affect the competitive position of wireless systems. Any adverse developments in the wireless telecommunications market would have a material adverse effect on the Company's business, operating results and financial condition.

     The Federal Communications Commission ("FCC") has adopted rules that provide preferential licensing treatment for parties that develop new communications services and technologies. These developments and further technological advances may make available other alternatives to cellular or PCS service, thereby creating additional sources of competition. There can be no assurance that competition to cellular or PCS technologies will not adversely affect the market for the Company's products, or result in changes in the Company's development and manufacturing programs.

DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS

     To date, the Company's marketing and sales efforts have focused on major cellular service providers in retrofit applications and to a lesser extent on PCS operators and cellular and PCS OEMs. The Company expects that if its RF filter products achieve market acceptance, a limited number of wireless service providers and OEMs will account for a substantial portion of its revenue during any period. Sales of many of the Company's RF filter products depend in significant part upon the decision of prospective customers and current customers to adopt and expand their use of the Company's products. Wireless service providers and the Company's other customers are significantly larger than, and are able to exert a high degree of influence over, the Company. Customers' orders are affected by a variety of factors such as new product introductions, regulatory approvals, end user demand for wireless services, customer budgeting cycles, inventory levels, customer integration requirements, competitive conditions and general economic conditions. The loss of one or more of the Company's customers or failure to attract new customers would have a material adverse effect on the Company's business, operating results and financial condition.

LENGTHY SALES CYCLES

     Wireless service providers and the Company's other customers are significantly larger than, and are able to exert a high degree of influence over, the Company. Prior to selling its products to these customers, the Company must generally undergo lengthy approval and purchase processes. Technical and business evaluation can take up to a year or more for products based on new technologies such as HTS. Accordingly, the Company is continually submitting its current products as well as new products to its customers for approval. The length of the approval process is affected by a number of factors, including, among others, the complexity of the product involved, priorities of the customers, budgets and regulatory issues affecting customers. There can be no assurance that the Company will obtain the necessary approvals or that ensuing sales of such products will occur. There can also be no assurance that the length of its customers' approval process or delays will not have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON LIMITED SOURCES OF SUPPLY

     Certain parts and components used in the Company's RF filter products, including substrates and cryogenic refrigerators, are purchased from a single source or are only currently available from a limited number of sources. The Company's reliance on these sole or limited source suppliers exposes the Company to certain risks and uncertainties, including the possibility of a shortage or discontinuation of certain key components and reduced control over delivery schedules, manufacturing capabilities, quality and costs. Any reduced availability of such parts or components when required could materially impair the Company's ability to manufacture and deliver its products on a timely basis and result in the cancellation of orders, which could have material adverse effect on the Company's business, operating results and financial condition. In addition, the purchase of certain key components involves long lead times and, in the event of unanticipated increases in demand for the Company's products, the Company may not be able to manufacture products in a quantity sufficient to meet its customers' demand in any particular period. The Company has no guaranteed supply arrangements with its sole or limited source suppliers, does not maintain an extensive inventory of parts or components, and customarily purchases parts and components pursuant to purchase orders placed from time to time in the ordinary course of business. Business disruption, production shortfalls or financial difficulties of a sole or limited source supplier could materially and adversely affect the Company by increasing product costs or reducing or eliminating the availability of such parts or components. In such events, the inability of the Company to develop alternative sources of supply quickly and on a cost-effective basis could materially impair the Company's ability to manufacture and deliver its products on a timely basis and could have a material adverse effect on its business, operating results and financial condition.

FUTURE CAPITAL NEEDS

     To date, the Company has financed its operations primarily through public and private equity financings that have raised approximately $39 million, net of related expenses. Although the Company believes that its current funds, together with the net proceeds from the Offering, are sufficient to finance the Company's operations as planned for at least the next 12 months, the Company may require funds to finance its product development, manufacturing and marketing activities thereafter. There can be no assurance that such funds will be available, or available on terms satisfactory to the Company. If additional funds are raised by issuing equity securities, further dilution to existing or future stockholders is likely to result. If adequate funds are not available on acceptable terms when needed, or if the Offering is not completed, the Company may be required to delay, scale-back or eliminate the manufacturing, marketing or sales of one or more of its products or research and development programs, or to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or potential products that the Company would not otherwise relinquish. Inadequate funding also could impair the Company's ability to compete in the marketplace. The Company regularly examines opportunities to expand its technology base and product line through means such as licenses, joint ventures and acquisitions of assets or ongoing businesses, and may issue securities in connection with such transactions. However, no commitments to enter into or pursue any such transaction have been made at this time, and there can be no assurance that any such discussions will result in any such transaction being concluded.

INTELLECTUAL PROPERTY AND PATENTS


     The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing upon the patent or other proprietary rights of others and without breaching or otherwise losing rights in the technology licenses upon which any Company products are based. As of March 31, 1997, the Company has been issued six U.S. patents, purchased two U.S. patents from another company and has filed and is actively pursuing applications for 23 other U.S. patents, and is the exclusive or non-exclusive licensee of 11 patents and patent applications held by others. The Company believes that, since the discovery of HTS materials in 1986, a large number of patent applications have been filed worldwide and many patents have been granted in the U.S. relating to HTS materials. The claims in those patents often appear to overlap and there are interference proceedings pending in the United States Patent and Trademark Office (not currently involving the Company) regarding rights to inventions claimed in some of the HTS materials patent applications. The Company also believes there are a large number of patents and patent applications covering RF filter products and other products and technologies that the Company is pursuing. Accordingly, the patent positions of companies using HTS materials technologies and RF technologies, including the Company, are uncertain and involve complex legal and factual questions. No assurance can be given that the patent applications filed by the Company or by the Company's licensors will result in issued patents or that the scope and breadth of any claims allowed in any patents issued to the Company or its licensors will exclude competitors or provide competitive advantages to the Company. In addition, there can be no assurance that any patents issued to the Company or its licensors will be held valid if subsequently challenged or that others will not claim rights in the patents and other proprietary technologies owned or licensed by the Company or that others have not developed or will not develop similar products or technologies without violating any of the Company's proprietary rights. Furthermore, the Company's loss of any license to technology that it now has or acquires in the future may have a material adverse effect on the Company's business, operating results and financial condition.


     Some of the patents and patent applications owned or licensed by the Company are subject to non-exclusive, royalty-free licenses held by various governmental units. These licenses permit these U.S. government units to select vendors other than the Company to produce products for the U.S. Government which would otherwise infringe the Company's patent rights which are subject to the royalty-free licenses. In addition, the U.S. Government has the right to require the Company to grant licenses (including exclusive licenses) under such patents and patent applications or other inventions to third parties in certain instances.

     Patent applications in the U.S. are currently maintained in secrecy until patents are issued and in foreign countries this secrecy is maintained for a period of time after filing. Accordingly, publication of discoveries in the scientific literature or of patents themselves or laying open of patent applications in foreign countries tends to lag behind actual discoveries and filing of related patent applications. Due to this factor and the large number of patents and patent applications related to HTS materials, RF technologies and other products and technologies that the Company is pursuing, comprehensive patent searches and analyses associated with HTS materials, RF technologies and other products and technologies that the Company is pursuing are often impractical or not cost-effective. As a result, the Company's patent and literature searches cannot fully evaluate the patentability of the claims in the Company's patent applications or whether materials or processes used by the Company for its planned products infringe or will infringe upon existing technologies described in U.S. patents or may infringe upon claims in patent applications made available in the future. Because of the volume of patents issued and patent applications filed relating to HTS materials, RF technologies and other products and technologies that the Company is pursuing, the Company believes there is a significant risk that current and potential competitors and other third-parties have filed or will file patent applications for, or have obtained or will obtain, patents or other proprietary rights relating to materials, products or processes used or proposed to be used by the Company. In any such case, to avoid infringement, the Company would have to either license such technologies or design around any such patents. There can be no assurance that the Company will be able to obtain licenses to such technologies or that, if obtainable, such licenses would be available on terms acceptable to the Company or that the Company could successfully design around these third-party patents.

     Participation in litigation or patent office proceedings in the U.S. or other countries, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents issued or licensed to the Company, to defend the Company against infringement claims made by others or to determine the ownership, scope or validity of the proprietary rights of the Company and others. An adverse outcome in any such proceedings could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and/or require the Company to cease using certain technologies, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company believes that a number of patent applications, including applications filed by International Business Machines Corporation ("IBM"), Lucent Technologies, Inc. ("Lucent"), formerly a subsidiary of AT&T, and other potential competitors of the Company are pending that may cover the useful compositions and uses of certain HTS materials including yttrium barium copper oxide ("YBCO"), the principal HTS material used by the Company in its present and currently proposed products. Therefore, there is a substantial risk that one or more third parties may be granted patents covering YBCO and other HTS materials and their uses, in which case the Company could not use these materials without an appropriate license. As with other patents, the Company has no assurance that it will be able to obtain licenses to any such patents for YBCO or other HTS materials or their uses or that such licenses would be available on commercially reasonable terms. Any of these problems would have a material adverse effect on the Company's business, operating results and financial condition.

GOVERNMENT REGULATIONS

     Although the Company believes that its wireless telecommunications products themselves would not be subject to licensing by, or approval requirements of, the FCC, the operation of base stations is subject to FCC licensing and the radio equipment into which the Company's products would be incorporated is subject to FCC approval. Base stations and the equipment marketed for use therein must meet specified technical standards. The Company's ability to sell its wireless telecommunications products will be dependent on the ability of wireless base station equipment manufacturers and wireless base station operators to obtain and retain the necessary FCC approvals and licenses. In order for them to be acceptable to base station equipment manufacturers and to base station operators, the characteristics, quality, and reliability of the Company's base station products must enable them to meet FCC technical standards. Any failure to meet such standards or delays by base station equipment manufacturers and wireless base station operators in obtaining the necessary approvals or licenses could have a material adverse effect on the Company's business, operating results and financial condition. In addition, HTS RF filters are on the U.S. Department of Commerce's export regulation list and therefore exportation of such RF filters to certain countries may be restricted or subject to export licenses.

     The Company uses certain hazardous materials in its research, development and manufacturing operations. As a result, the Company is subject to stringent federal, state and local regulations governing the storage, use and disposal of such materials. It is possible that current or future laws and regulations could require the Company to make substantial expenditures for preventive or remedial action, reduction of chemical exposure, or waste treatment or disposal. The Company believes it is in material compliance with all environmental regulations and to date the Company has not had to incur significant expenditures for preventive or remedial action with respect to the use of hazardous materials. However, there can be no assurance that the operations, business or assets of the Company will not be materially and adversely affected by the interpretation and enforcement of current or future environmental laws and regulations. In addition, although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, there is the risk of accidental contamination or injury from these materials. In the event of an accident, the Company could be held liable for any damages that result. Furthermore, the use and disposal of hazardous materials involves the risk that the Company could incur substantial expenditures for such preventive or remedial actions. The liability in the event of an accident or the costs of such actions could exceed the Company's resources or otherwise have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend in large part upon its ability to attract and retain highly qualified management, manufacturing, marketing, sales and R&D personnel. Due to the specialized nature of the Company's business, it may be difficult to locate and hire qualified personnel. The loss of services of one of its executive officers or other key personnel, or the failure of the Company to attract and retain other executive officers or key personnel, could have a material adverse effect on the Company's business, operating results and financial condition.

VOLATILITY OF COMMON STOCK PRICE

     The market price of the Company's Common Stock, like that of many other high-technology companies, has fluctuated significantly and is likely to continue to fluctuate in the future. Announcements by the Company or others regarding the receipt of customer orders, timing of product shipments, changes in recommendations of securities analysts, results of customer field trials, scientific discoveries, technological innovations, litigation, product developments, patent or proprietary rights, government regulation and general market conditions may have a significant impact on the market price of the Common Stock.

BUSINESS INTERRUPTIONS AND DEPENDENCE ON A SINGLE U.S. FACILITY

     The Company's primary operations, including engineering, manufacturing, research, distribution and general administration, are housed in a single facility in Mount Prospect, Illinois. Any material disruption in the Company's operations, whether due to fire, natural disaster, power loss or otherwise, could have a material adverse effect on the Company's business, operating results and financial condition.

SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE


     The sale of a substantial number of shares of Common Stock by the Company or any of its significant stockholders, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. The Company is unable to make any prediction as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. In addition, any such sale or such perception could make it more difficult for the Company to sell equity securities in the future at a time and price that the Company deems appropriate. Upon completion of the Offering, the Company will have 6,023,352 shares of Common Stock outstanding, assuming no exercise of options or warrants after February 28, 1997. An aggregate of 5,954,379 of these shares of Common Stock, including the 1,000,000 shares of Common Stock offered hereby, will be either (i) freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act, which shares will be subject to the resale limitations of Rule 144, or (ii) eligible for resale in the public market, pursuant to a currently effective registration statement. In addition, 670,225 shares underlying currently exercisable warrants will also be eligible for resale in the public market upon exercise of the warrants, pursuant to such registration statement. The remaining 68,973 shares outstanding upon completion of the Offering will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Certain of the outstanding shares of Common Stock are, and for a period of 90 days following the Offering will be, subject to restrictions on transfer or sale.



     As of February 28, 1997, the Company had outstanding warrants to purchase 670,225 shares of Common Stock at a weighted average exercise price of $8.17 per share and options to purchase 802,228 shares of Common Stock at a weighted average exercise price of $13.46 per share (560,566 of which have not yet vested) issued to employees, directors and consultants pursuant to the 1993 Stock Option Plan and individual agreements with management and directors of the Company. The Company has previously filed a registration statement under the Securities Act covering shares of Common Stock underlying the options. As a result, shares of Common Stock underlying these options, other than shares held by affiliates, are immediately eligible for resale in the public market without restriction, subject to certain vesting provisions and the terms of lock-up agreements, if applicable.

     The Company may issue additional capital stock, warrants and/or other securities to raise capital in the future. In order to attract and retain key personnel, the Company may also issue additional securities, including stock options, in connection with its employee benefit plans. During the terms of such options and warrants, the holders thereof are given the opportunity to benefit from a rise in the market price of the Common Stock. The exercise of such options and warrants, as well as the sale by the Company of additional securities and/or rights to purchase such securities, may have an adverse or dilutive effect on the market value of the Common Stock, including the shares of Common Stock being offered hereby. Also, the existence of such options and warrants may adversely affect the terms on which the Company can obtain additional equity financing. The Company also may in the future offer equity participation in connection with the obtaining of non-equity financing, such as debt or leasing arrangements. This could also have a dilutive effect upon the holders of Common Stock.

ANTI-TAKEOVER PROVISIONS

     The Company has certain provisions which may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. In February 1996, the Board of Directors of the Company (the "Board of Directors") adopted a stockholders rights plan (the "Rights Plan"). By causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, the Series A Rights and Series B Rights of the Rights Plan may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of the Company's stockholders. In addition, the Company's Certificate of Incorporation and Bylaws contain provisions that include (i) a requirement that stockholder action may be taken only at stockholder meetings; (ii) the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine; (iii) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholders meetings; and (iv) the classification of the Board of Directors into three classes, each serving for staggered three year terms.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $15,628,750 ($18,048,062 if the Underwriters' over-allotment option is exercised in full), based on an assumed public offering price of $17.25 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds primarily for funding of its product development programs, expansion of its sales and marketing efforts, working capital, capital expenditures, acquisition of manufacturing equipment and other general corporate purposes. The Company has not identified precisely the amounts it plans to spend for each purpose. The amounts actually expended for each purpose will vary significantly depending upon numerous factors, including the progress of the Company's product development and testing programs, and timing and extent of commercial orders for and shipments of the Company's products, and the status of competitive products. In addition, a portion of the net proceeds may be used to finance strategic acquisitions or corporate alliances. The Company considers such acquisitions on an ongoing basis, but has no current commitments for any acquisitions which would have a material impact on the Company's results of operations or financial condition. Pending such uses, the Company will invest the net proceeds in investment grade short or medium term interest bearing instruments.


                          PRICE RANGE OF COMMON STOCK

     The Common Stock is traded on the Nasdaq National Market under the symbol "ISCO." The following table sets forth, for the periods indicated, the high and low sale prices for the Common Stock on the Nasdaq National Market.


                                                                 HIGH      LOW
                                                                 ----      ---
1995:
  First Quarter.............................................    $ 8.50    $ 6.00
  Second Quarter............................................     11.50      7.00
  Third Quarter.............................................     11.75      7.50
  Fourth Quarter............................................     21.25     10.00
1996:
  First Quarter.............................................    $34.00    $15.50
  Second Quarter............................................     27.25     19.75
  Third Quarter.............................................     27.25     15.75
  Fourth Quarter............................................     22.25     14.75
1997:
  First Quarter.............................................    $19.25    $15.38



     On March 31, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $17.25, and the Common Stock was held by 222 holders of record.


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying cash dividends on its Common Stock in the foreseeable future, but intends instead to retain future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION


     The following table sets forth, at December 31, 1996, the capitalization of the Company and the capitalization as adjusted to give effect to the issuance and sale by the Company of 1,000,000 shares of Common Stock offered hereby (at an assumed public offering price of $17.25 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company). This table should be read in conjunction with the Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.



                                                                     DECEMBER 31, 1996
                                                                ----------------------------
                                                                   ACTUAL       AS ADJUSTED
                                                                   ------       -----------
Long term debt, less current portion........................    $     91,618    $     91,618
Stockholders' equity:
  Preferred Stock, $.001 par value, 100,000 shares
     authorized, no shares issued or outstanding, actual;
     and no shares issued and outstanding, as adjusted......              --              --
  Common Stock, $.001 par value, 15,000,000 shares
     authorized, 5,023,352 shares issued and outstanding,
     actual; and 6,023,352 shares issued and outstanding, as
     adjusted(1)............................................           5,023           6,023
  Additional paid-in capital................................      39,019,421      54,647,171
  Notes receivable from stockholders(2).....................      (1,142,754)     (1,142,754)
  Deficit accumulated during the development stage..........     (26,361,562)    (26,361,562)
                                                                ------------    ------------
     Total stockholders' equity.............................    $ 11,520,128    $ 27,148,878
                                                                ------------    ------------
       Total capitalization.................................    $ 11,611,746    $ 27,240,496
                                                                ============    ============


-------------------------

(1) Excludes as of December 31, 1996 (i) 670,225 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $8.17 per share, (ii) 796,258 shares of Common Stock issuable upon the exercise of previously granted stock options at a weighted average exercise price of $13.40 per share, and (iii) 289,532 shares of Common Stock reserved for future issuance of options under the 1993 Stock Option Plan. See "Description of Capital Stock" and Notes 6 and 7 of Notes to Financial Statements.


(2) As of March 31, 1997, the aggregate outstanding principal amount of these notes was $716,319.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of the Company. The statement of operations data for each of the years ended December 31, 1994, 1995 and 1996, and the balance sheet data at December 31, 1995 and 1996, are derived from the Company's Financial Statements included elsewhere in this Prospectus which have been audited by Ernst & Young LLP, independent auditors. The statement of operations data for the years ended December 31, 1992 and 1993 and the balance sheet data at December 31, 1992, 1993 and 1994 are derived from the Company's financial statements not included herein. The data should be read in conjunction with the Financial Statements, related notes, and "Management's Discussion and Analysis of the Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                        YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------------------------------
                                   1992          1993           1994           1995            1996
                                   ----          ----           ----           ----            ----
STATEMENT OF OPERATIONS DATA:
Revenues.......................  $ 202,348    $   251,977    $   208,168    $    27,830    $    209,822
Costs and expenses:
  Cost of government contract
     revenue...................    149,303        234,191        194,098         19,286          49,534
  Research and development.....    230,895        608,373      1,962,678      4,554,946       6,422,921
  Selling and marketing........     87,943         48,587        454,968        469,600       1,834,640
  General and administrative...    718,789      1,102,576      2,199,597      2,763,615       3,290,810
                                 ---------    -----------    -----------    -----------    ------------
                                  (984,582)    (1,741,750)    (4,603,173)    (7,779,617)    (11,388,083)
Other income (expense):
  Investment income............     15,586        102,260        496,392        487,543         503,911
  Interest expense.............    (25,182)       (10,136)        (8,582)       (39,600)        (29,602)
                                 ---------    -----------    -----------    -----------    ------------
                                    (9,596)        92,124        487,810        447,943         474,309
                                 ---------    -----------    -----------    -----------    ------------
Net loss.......................  $(994,178)   $(1,649,626)   $(4,115,363)   $(7,331,674)   $(10,913,774)
                                 =========    ===========    ===========    ===========    ============
Net loss per common share(1)...                                   $(1.15)        $(2.01)         $(2.41)
Weighted average number of
  common shares
  outstanding(1)...............                                3,578,485      3,641,196       4,536,034

                                                              DECEMBER 31,
                                 ----------------------------------------------------------------------
                                   1992          1993           1994           1995            1996
                                 ---------    -----------    -----------    -----------    ------------
BALANCE SHEET DATA:
Cash and cash equivalents......  $ 705,943    $16,739,861    $    90,362    $   953,093    $  5,188,047
Working capital................    687,484     16,597,042      9,806,670      5,458,474       5,207,923
Total assets...................    996,909     17,632,020     14,732,501     11,105,766      13,388,496
Long-term debt/capital lease
  obligations, less current
  portion......................     40,101         47,971          8,355        509,079          91,618
Stockholders' equity...........    875,817     16,843,855     12,821,746      9,185,379      11,520,128

-------------------------

(1) Excludes as of December 31, 1996 (i) 670,225 shares of Common Stock issuable upon the exercise of outstanding warrants, (ii) 796,258 shares of Common Stock issuable upon the exercise of previously granted options and (iii) 289,532 shares of Common Stock reserved for future issuance of options under the 1993 Stock Option Plan. See "Description of Capital Stock" and Notes 6 and 7 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The discussion below contains certain forward-looking statements that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. The Company's future results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. See "Risk Factors" for a discussion of factors that could cause or contribute to such material differences. The following presentation of management's discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's Financial Statements and notes thereto and other financial information included herein.

     The Company was founded in 1989 by ARCH, an affiliate of The University of Chicago, to commercialize superconducting technologies developed initially at Argonne. Since its inception, the Company has been in the development stage, primarily engaging in research and product development activities, both internally funded and under government-funded contracts and cooperative agreements, recruiting technical and administrative personnel, and raising capital. Throughout its development stage, the Company's primary focus has been to use its proprietary HTS materials technologies to develop RF filter products designed to enhance the quality, coverage, capacity and flexibility of cellular and PCS wireless telecommunications services. To date, the Company has received a majority of its revenue from government research contracts. While these contracts have historically provided the Company's primary source of revenue, the Company believes that they will not be a significant source of revenue in the future. The Company has incurred cumulative losses of $26,361,562 from inception to December 31, 1996.


     During the second half of 1996, the Company made the first commercial sales of its RF filter products. The Company has received orders for its products which were delivered in the first quarter of 1997 and additional orders which are scheduled for delivery during the second quarter of 1997. Product revenues have been derived from sales of the Company's RF filter products and to a lesser extent other development stage products. The Company expects sales of its RF filter products to increase.


RESULTS OF OPERATIONS

  Years Ended December 31, 1996 and 1995

     The Company's revenues increased in 1996 to $209,822 from $27,830 in 1995, primarily as a result of sales of the Company's RF filter products. A government research and development contract begun during the fourth quarter of 1995 generated $53,122 in revenues in 1996. The Company has concentrated its efforts on its commercial product development programs and does not expect revenues to increase dramatically unless and until it ships a significant amount of its commercial products.

     Cost of government contract revenue was $49,534 in 1996, as compared to $19,286 for 1995. Cost of government contract revenue consists primarily of research and development expenses associated with government contracts, including engineering personnel, engineering materials and other overhead costs. The increase of these costs resulted from increased activity under government contracts. Costs associated with development stage product sales are reflected as research and development expenses.

     The Company's internally funded research and development expenses for 1996 were $6,422,921 compared to $4,554,946 for 1995. The Company incurred increased expenditures to expand its RF filter product lines, develop and implement its manufacturing processes and also to conduct advanced research and development activities. These expenditures consisted primarily of personnel costs, materials and supplies expenses and costs associated with the Company's product sales. Under the terms of a government contract entered into in March 1993 and amended in March 1994 and March 1995, the U.S. Government agreed to share costs of certain of the Company's research and development efforts. This contract was completed in March 1996. Funding of $200,445 for 1996 has been offset against the related research and development costs, as compared to $649,660 for 1995. The Company anticipates it will maintain a similar level of research and development expenses during 1997 to expand its existing product lines.

     Selling and marketing expenses for 1996 were $1,834,640, as compared to $469,600 for 1995. This increase was attributable to the addition of sales, marketing and field service personnel, increases in expenditures to conduct customer field trials and expansion of product marketing and advertising efforts.

     General and administrative expenses for 1996 were $3,290,810, as compared to $2,763,615 for 1995. This increase was attributable to increased administrative expense necessary to support growth in Company personnel and higher outside service provider costs.

     Investment income increased to $503,911 in 1996 from $487,543 in 1995. This increase was primarily due to a larger average investment portfolio during 1996, which was attributable primarily to the Company's private placement completed in February 1996.

     Interest expense decreased to $29,602 in 1996 from $39,600 in 1995 primarily due to a lower average debt balance outstanding in 1996 as compared to 1995.

  Years Ended December 31, 1995 and 1994

     The Company's revenues decreased in 1995 to $27,830 from $208,168 in 1994, primarily as a result of completing several government contracts in 1994. A new government contract begun during the fourth quarter of 1995 generated $21,832 in government contract revenue, and the balance of $5,998 in revenues was the result of development stage non-RF filter product sales.

     Cost of government contract revenue was $19,286 in 1995, as compared to $194,098 for 1994. Cost of government contract revenue consists primarily of research and development expenses associated with government contracts, including engineering personnel, engineering materials and other overhead costs. The decrease in these costs resulted from decreased activity under government contracts. Costs associated with development stage product sales are reflected as research and development expenses.

     The Company's internally funded research and development expenses for 1995 were $4,554,946 compared to $1,962,678 for 1994. This increase reflects the Company's increased commitment of resources to the commercialization of its RF filter product lines. To support field tests of these products, the Company continued to expand its internal research and development activities through the hiring of additional personnel and increasing expenditures for materials and services needed to produce field test units. Under the terms of a government contract entered into in March 1993, and amended in March 1994 and March 1995, the U.S. Government agreed to share costs of certain of the Company's research and development efforts. Funding of $649,660 for 1995 has been offset against the related research and development costs, as compared to $619,028 for 1994.

     Selling and marketing expenses for 1995 were $469,600, as compared to $454,968 for 1994. This increase was attributable to the hiring of additional marketing and administrative personnel, and increased expenditures for product marketing and advertising efforts.

     General and administrative expenses for 1995 were $2,763,615, as compared to $2,199,597 for 1994. This increase was primarily attributable to increased occupancy costs as a result of the Company's move to its new facility and additional Company personnel.

     Investment income decreased to $487,543 in 1995 from $496,392 in 1994. This decrease was primarily due to a smaller average investment portfolio in 1995.

     Interest expense increased to $39,600 in 1995 from $8,582 in 1994 primarily due to a higher average debt balance outstanding in 1995 as compared to 1994.

LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has financed its operations primarily through public and private equity financings which have raised approximately $39,000,000, net of related expenses. In February 1996, the Company completed a private placement which raised approximately $8,334,000, net of expenses. At December 31, 1996, the Company's cash, cash equivalents and investments, including certain restricted investments, was approximately $6,038,000, reflecting a decrease of approximately $861,000, from $6,899,000 at December 31, 1995. In December 1996, the Company received an aggregate of approximately $4,400,000 from the exercise of warrants that were issued in the Company's private placement completed in November 1995, approximately $1,100,000 of which was in the form of promissory notes. Approximately $716,000 in principal amount of these promissory notes is currently outstanding and is due on April 30, 1997. The Company had provided notice of its intent to redeem the warrants in November 1996.


     During 1995 and 1996, the Company financed a portion of its leasehold improvements and capital equipment additions through various borrowings approximating $743,000, approximately $172,000 of which was outstanding at December 31, 1996. The remaining balance is due in monthly installments through May 1999 and bears interest at 8.5% per annum.


     The Company to date has generated limited revenues from product sales. The Company invested approximately $3,000,000 during 1996 in the build-out of its manufacturing facility and other manufacturing equipment. The development and expansion of the Company's RF filter product lines will require continued commitment of substantial funds to conduct product development and field trial activities to establish commercial-scale manufacturing and to market its RF filter products. The Company currently estimates that additional investments aggregating approximately $500,000 for machinery, equipment and improvements associated with expansion of its manufacturing operations will be made over the next 12 months. The actual amount of the Company's future funding requirements will depend on many factors, including: the amount and timing of future revenues, the level of product marketing and sales efforts needed to support the Company's commercialization efforts, the magnitude of its research and product development programs, the cost of additional plant and equipment for manufacturing and the costs involved in protecting the Company's patents or other intellectual property. Without consideration of any funds under new government contracts or cooperative agreements, or from the sale of its products, the Company believes that its available cash, cash equivalents and investments, together with the net proceeds from the Offering, provide sufficient funds to meet the Company's current operating plans and debt service requirements for at least the next 12 months. If adequate funds are not available on acceptable terms when needed, or if the Offering is not completed, the Company may be required to delay, scale-back or eliminate the manufacturing, marketing or sales of one or more of its products or research and development programs. The Company will continue to evaluate its needs for capital and may pursue additional sources of capital it considers appropriate based upon Company requirements and market conditions.

                                    BUSINESS

     The discussion below contains certain forward-looking statements that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. The Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. See "Risk Factors" for a discussion of factors that could cause or contribute to such material differences.

GENERAL

     Illinois Superconductor Corporation develops, manufactures and markets high performance products for wireless telecommunications markets based on its proprietary HTS materials, RF filter design and cryogenic technologies. Superconductor materials, when cooled below a critical temperature, are able to transmit an electrical current with either no or minimal loss of energy. Because of this minimal energy loss, superconductors are attractive for a wide range of commercial applications.

     The wireless telecommunications industry has experienced significant growth in recent years, which has led to increased competition among service providers, rapid growth in base station installations and significant increases in RF interference. By reducing the effects of this interference, the Company's RF filter products enable cellular and PCS service providers to improve the quality and increase the coverage, capacity and flexibility of their networks in an economical manner. The Company's RF filter products, which are based on superconductor technology, offer the following performance benefits:

     - call quality is improved and the frequency of blocked or dropped calls is reduced because adjacent band interference from competing wireless service providers and other radio services is reduced;

     - coverage gaps between base stations are reduced because the radio range of these base stations is extended, thereby minimizing the number of base stations required in a wireless network;

     - network call carrying capacity is increased because channels which were previously unusable due to adjacent band interference now become available; and

     - flexibility in the location of base stations is improved because wireless service providers can locate base stations in areas where RF interference or other restrictions currently inhibit operations.

     The Company currently offers two product lines to address the needs of cellular and PCS service providers. The SpectrumMaster(TM) product line is designed primarily to improve the RF performance of cellular and PCS systems in high interference environments, including urban areas and near airports. The RangeMaster(TM) product line combines the interference rejection advantages of a SpectrumMaster(TM) filter with a cryogenically-cooled low-noise amplifier. RangeMaster(TM) is designed to serve the range extension needs of rural, suburban or small city cellular and PCS operators. In addition, the Company is developing other products based on its core technologies, including adapting current products to meet the specific needs of international wireless markets and developing RF transmitter products.

     The Company has completed 14 field trials with several major cellular service providers. As a result of these field trials and other marketing initiatives, the Company has received orders from certain of these service providers for commercial units. In the third quarter of 1996, the Company began shipping its first RF filter products to the cellular market, which were installed and accepted into customers' commercially operational base stations. In addition, the Company has received orders for its products from certain other customers who have not participated in field trials.

INDUSTRY BACKGROUND

     The wireless telecommunications industry has experienced significant growth, both domestically and internationally, in recent years. This growth has been attributable primarily to the widespread availability of wireless services, continued decreases in the price of service and equipment, deregulation, introduction of new technologies and increased RF spectrum availability. This growth in the popularity of wireless services has led to significant increases in competition among service providers, numbers of base stations and RF interference.

     In addition to the growth of the wireless communications market, new digital technologies are rapidly being introduced into the marketplace, including Time Division Multiple Access, Global System for Mobile Telecommunications ("GSM") and Code Division Multiple Access ("CDMA"). Although analog technology represents the most widely deployed cellular protocol, it has several limitations, including inconsistent service quality and inefficient use of the radio spectrum. Digital cellular technologies are being implemented or deployed in cellular networks to address some of the shortcomings of analog technology. Digital technologies, however, do not fully resolve these shortcomings and have their own limitations.

     To date, cellular telephone has been the largest segment of the wireless communications market. According to the CTIA, as of December 1996, there were over 44 million cellular subscribers in the U.S. In addition, industry publications indicate that the current worldwide market for wireless services is in excess of 100 million subscribers. According to the CTIA, there are in excess of 30,000 cellular base stations in the U.S. The Company believes that there are currently in excess of 60,000 cellular base stations worldwide and that this number is increasing rapidly as cellular service providers increase capacity to meet subscriber growth. PCS represents the most significant new wireless service currently being deployed in the U.S. PCS is based on digital technologies and is designed to provide subscribers with additional choices of carriers, improved signal quality, increased services and greater data transmission capabilities. Industry sources estimate that there were approximately 6,000 PCS base stations in service at the end of 1996 and forecast that over 100,000 PCS base stations will be built in the U.S. over the next four years. PCS services are also being implemented in other countries around the world.

     The Company believes that competition for subscribers will continue to intensify as the U.S. and foreign governments continue deregulating the telecommunications industry, allocating more spectrum and allowing additional service providers to enter markets with new services. Increased competition is causing service providers to differentiate themselves on the basis of quality, price and coverage. The intensity of competition is evidenced by an ongoing movement of customers among carriers. This customer movement can reduce service providers' revenues while increasing their marketing costs.

     The rapid growth and increased competition experienced by the wireless telecommunications industry have increased the difficulty of providing quality wireless services. Wireless service providers face the challenge of providing quality services in this environment which is increasingly characterized by RF interference and congestion. In addition, the rapid rate of growth and community concerns have affected where service providers locate their base stations. Base stations provide the link between a wireless user and the telecommunications network and are being positioned closer together, often in the same location, which results in RF interference problems. There has also been an increase in the use of portable handheld phones which transmit weaker signals than mobile, or car-mounted, phones and therefore base stations do not receive their signals as well as those from mobile phones. As a result, cellular networks which were laid out based on mobile phone power levels have in many areas developed coverage gaps which operators must fill in to satisfy their goals of providing seamless coverage. Furthermore, in order to compete with these already broadly deployed cellular networks, PCS service providers need to deploy coverage quickly and with the lowest possible capital investment.

     The Company believes the resulting demands on system performance will lead service providers to invest in new infrastructure technologies, such as high performance RF filters, to address their growth and quality needs. RF filters are used in wireless networks to process radio signals received from a base station's antenna and provide as "clean" and strong a signal as possible to the other radio equipment in the wireless base station system. Conventional filters suffer substantial performance limitations due to electrical signal losses experienced by the types of materials used. Wireless service providers therefore have a need for RF filtering with much higher performance characteristics than are currently available using conventional technology. The Company believes that the changing market conditions, the drive to implement new technologies and the technical issues faced by wireless service providers create significant opportunities for new equipment suppliers.

THE COMPANY'S SOLUTION

     The Company's products are designed to address the high performance RF filter needs of domestic and international commercial wireless systems by providing the following advantages:


    - Improved Call Quality. The Company's RF filter products improve call quality by reducing dropped or blocked calls. During field trials in urban cellular locations, the Company's RF filter products have typically demonstrated a 20 to 40% reduction in dropped calls caused by out-of-band interference and base station front-end overloading. During these field trials, the Company's RF filter products have also demonstrated a reduction in blocked calls experienced in urban cellular locations. The Company believes that its RF filter products also improve audio fidelity by reducing noise and interference.


    - Increased Base Station Range. The Company's RF filter products extend the uplink range (the distance from which a base station can receive a signal from a portable unit) of cellular and PCS base stations. The Company believes that cellular service providers will be able to use its filters to fill coverage gaps without having to install additional base stations. The Company also believes that PCS service providers can lower capital costs by reducing the number of base stations required to build out new wireless networks.

    - Greater Network Capacity and Utilization. The Company's RF filter products increase the capacity and utilization of a wireless base station. In some cases, capacity increases because channels which were previously unusable due to interference are recovered. In other cases, system utilization increases result from reductions in the number of blocked and dropped calls and increases in the ability of the system to permit weak signals to be processed with acceptable call quality.

    - Improved Flexibility of Base Station Location. The Company's RF filter products allow wireless service providers to locate base stations in areas where RF interference or other restrictions currently inhibit operations. For example, the Company's RF filter products enable base stations to be located in close proximity to a number of other RF signal transmitters. Because of the performance characteristics of the Company's RF filter products, base stations can also be located in less than optimal sites due to zoning or other governmental restrictions.

STRATEGY

     The Company's objective is to be the global leader in supplying high performance RF filter products to the growing wireless telecommunications market. Key elements of the Company's strategy include the following:

    - Offering the Highest Performance Filter Systems in the Industry. The Company's proprietary HTS thick-film technology permits the Company to build filters with an extremely high level of adjacent band interference rejection coupled with a very low level of desired signal loss. The Company believes that product performance leadership is key to solving the broadest range of wireless service provider needs.

    - Pursuing Cellular and PCS Markets. Among the broad range of wireless telecommunications services, the Company believes that the most important markets for its products are cellular and PCS. The Company is developing relationships with several major cellular operators through its marketing efforts, completion of field trials and sales for retrofit applications. The Company has also begun testing its products for the PCS market.

    - Focusing on Key Service Provider Relationships. The Company currently markets its high performance RF filter products primarily to large domestic and international wireless service providers which deploy these systems in their networks. The Company targets existing cellular service providers for retrofit applications and new PCS wireless service providers for build out applications. For retrofit customers, the Company's strategy is to conduct field trials with service providers to confirm the benefits of its products, gain service provider acceptance, and then expand its sales effort to the service providers' regional operators. The Company works closely with these key customers to shorten the sales cycle. The Company also works closely with major PCS service providers to minimize infrastructure costs during build out.

     - Developing OEM Customer Relationships. Wireless service providers typically engage an OEM infrastructure equipment provider to install new base stations. The Company is developing relationships with several major wireless infrastructure OEMs to integrate the Company's RF filter products into their product offerings and ensure that wireless service providers can install the Company's products in their new base stations.

     - Developing Manufacturing Expertise and Capacity. The Company has developed a scaleable product manufacturing process based on its thick-film HTS technology. Although the Company purchases certain components which are built to its detailed specifications, it retains control of the highest value-added portions of its manufacturing process, such as producing the HTS resonator elements for its filters. The Company believes that it has built, equipped and staffed a manufacturing facility which has sufficient capacity to satisfy near term market demand for its products.

     - Building on Its Technology Leadership Position. To date, the Company has devoted significant R&D resources to establish itself as a leading provider of superconductor-based products for the wireless telecommunications industry. The Company plans to build upon its strong technological foundation to capture an increasing share of the wireless equipment market.

PRODUCTS

     The Company currently offers two product lines to address the multiple needs of cellular and PCS service providers. The SpectrumMaster(TM) product line is designed primarily to improve the RF performance of cellular and PCS systems in high interference environments, including urban areas and near airports. The RangeMaster(TM) product line combines the interference rejection advantages of a SpectrumMaster(TM) filter with a cryogenically-cooled low-noise amplifier. RangeMaster(TM) is designed to serve the range extension needs of rural, suburban or small city cellular and PCS operators. All of the Company's products are designed to be smoothly integrated into a service provider's base station equipment. Service requirements for its SpectrumMaster(TM) and RangeMaster(TM) products are minimal and can be performed by either a wireless service provider or the Company's personnel. The Company's products are currently being sold to U.S. cellular service providers, have been tested with a PCS service provider and are being adapted and marketed to international cellular and PCS service providers. See "Risk Factors -- Uncertain Market Acceptance of Superconducting Telecommunications Products."

     SpectrumMaster(TM). The Company currently markets three models of its SpectrumMaster(TM) filter for the cellular market. These products address the interference rejection needs of wireless service providers with U.S. A or B frequency band allocations and meet all analog and digital protocol specifications in the U.S. The Company shipped the first of these products in the third quarter of 1996.

     The Company has developed its first filter products specifically targeted to satisfy the needs of PCS service providers to increase call quality by reducing the RF signal noise in PCS systems due to interference and radio system noise. These products are intended to address the high performance filter needs of service providers with PCS frequency band allocations and will be compatible with all PCS digital protocol specifications in the U.S.

     RangeMaster(TM). The Company currently markets two models of its RangeMaster(TM) receiver front end for the cellular market. These products address the range extension needs of cellular service providers with U.S. A or B frequency band allocations and meet all analog and digital protocol specifications in the U.S. The RangeMaster(TM) products permit operators to fill coverage gaps in their networks caused by insufficient RF uplink range without adding new base stations. The first field trials using these products have been completed, and the Company received its first orders for these products in the first quarter of 1997.

     The Company also offers RangeMaster(TM) products specifically designed to enable PCS service providers to minimize their infrastructure costs and deployment times by lowering the number of base stations needed to provide continuous wireless coverage over a given area. These products address the need for greater base station range of service providers with PCS frequency band allocations and are compatible with all PCS digital protocol specifications in the U.S. The Company completed prototype testing of its RangeMaster(TM) receiver front end products with a PCS service provider and expects to begin operational field trials during the second quarter of 1997.

     International Cellular Products Offerings. The Company is adapting its SpectrumMaster(TM) and RangeMaster(TM) products for international cellular markets to address their specific interference rejection and range extension needs. For example, along with the adaptation of its products for various Asian cellular and PCS markets, the Company is developing products for the Japanese Personal Digital Cellular market that will address its unique growing interference protection needs. In addition, the Company is developing products for European cellular and PCS markets, including GSM filters in various configurations.

SUPERCONDUCTIVITY AND TECHNOLOGY

     Superconductor materials, when cooled below a critical temperature, are able to transmit an electrical current with either no or minimal loss of energy. Because of this extremely low energy loss, superconductors are attractive for a wide range of commercial applications. In the case of direct currents, superconductors are perfect conductors, with no energy loss at all. In the case of alternating currents, including RF currents, some slight energy losses occur due to the superconductor's interaction with changing magnetic fields. Until 1986, most known superconductors operated at temperatures very near absolute zero (0 degrees K or -459 degrees Fahrenheit). The difficulty and expense required to maintain these temperatures limited the commercial application of these low temperature superconductors. In 1986, researchers discovered a class of materials which become superconducting at temperatures greater than 77 degrees K (-320 degrees Fahrenheit). These high temperature superconductors can be cooled with economical and reliable mechanical refrigerators.

     The Company's products are based upon its proprietary and patented technologies, which provide several strategic advantages in the development, manufacturing and marketing of its products. The Company considers its technology strengths to include its thick-film HTS fabrication technology, its high performance RF filter design technology and its cryogenics technology. See "Risk Factors -- Rapid Technological Change; Possible Pursuit of Other Market Opportunities" and "-- Focus on Wireless Telecommunications Market; Current and Future Competitive Technologies."

     Thick-Film HTS Fabrication Technology. A number of HTS compounds have been discovered in the last ten years. The most significant of these compounds to the Company is YBCO. The Company focuses its product application efforts on this compound for two main reasons. First, YBCO materials are readily manufacturable using the Company's thick-film fabrication technology. Second, this material offers superior RF electrical performance at commercial wireless frequencies.

     The Company's exploitation of HTS materials is based on thick-film fabrication technology. The Company's technology position in thick-film HTS fabrication is based on owned and licensed patents, as well as extensive know-how and trade secrets. In addition, the Company has acquired HTS thick-film fabrication technology from other parties, primarily the University of Birmingham (UK). The Company believes that its HTS thick-film fabrication technology overcomes many of the drawbacks of using alternative HTS fabrication technologies (thin-film or bulk) to fabricate superconducting RF filters for cellular, PCS and other wireless markets.

     The Company's HTS thick-film fabrication process uses conventional ceramic deposition techniques. The simplicity of the HTS thick-film fabrication process and its reliance on proven industrial production techniques is expected to result in a reduction in processing and materials costs over those of thin-film and bulk HTS fabrication processes. For example, the Company has developed a patented technique to form superconducting thick-films on cost-effective substrates.

     The Company believes that its HTS thick-film fabrication technology presents the most feasible way to fabricate economical RF devices in the frequency range used in cellular, PCS and other wireless telecommunications systems when compared to other HTS fabrication technologies. The Company believes its HTS thick-film technology allows the design of higher performing RF filters, handles greater levels of RF power and introduces lower levels of RF distortion. The Company also believes its HTS thick-film technology permits greater flexibility in RF filter design due to the ability to economically manufacture the three-dimensional shapes required to produce very high levels of RF performance. In addition, the Company believes that RF products produced by its HTS thick-film fabrication process cost less to manufacture. The Company's HTS thick-film process, unlike HTS thin-film processes which are based on semiconductor fabrication processes, do not require clean room facilities and require lower capital investments for a production facility.

     RF Filter Design Technology. The technology and tools for designing, constructing and testing conventional RF filters are well established. However, with the introduction of HTS materials, a new set of customized design tools and techniques has been developed by the Company to support filter product development. These customized design tools, which include electrical circuit design and analysis software, engineering design rules and filter assembly and testing procedures, are important competitive advantages to the Company and are protected mainly as trade secrets. They enable the rapid design and implementation of the Company's RF filter products.

     Cryogenics Technology. Since HTS materials have to be maintained at cryogenic temperatures (below -300 degrees Fahrenheit) in order to function, the Company must incorporate efficient and economical cryogenic technologies into its products. The cryocooling systems used in the Company's products consist of two parts: the cryostat or insulating vessel, which houses the superconducting electronic components, and the cryogenic refrigerator, which maintains the required temperatures within the cryostat package. The Company has created a substantial base of technology in the design, assembly and operation of these cryogenic systems. The Company works closely with the vendors of the refrigerator systems to design smaller, lower cost and more reliable components. In order for the Company to produce commercially successful products, it must design into its products cryogenic systems which offer long life, low maintenance, high reliability and low cost.

SALES AND MARKETING

     To date, the Company's sales and marketing efforts have focused on major cellular service providers in retrofit applications. The Company expects to continue such efforts, as well as build on its experience to establish OEM channels and a PCS market presence. The Company currently uses a direct sales force to sell its products. The Company also makes selective use of consultants and agents to facilitate its sales efforts. See "Risk Factors -- Limited Experience in Manufacturing, Marketing and Sales," "-- Lengthy Sales Cycles" and "-- Dependence on Limited Number of Customers."

     Although the Company believes that with increasing market acceptance of its products it will be able to shorten the sales cycle, in general, sales of the Company's RF filter products to larger cellular service providers in retrofit applications have consisted of the following three steps:

     - Conduct an Operational Field Trial Program. The initial step in the Company's sales process consists of coordination with, and active involvement of, a service provider's central engineering organization and an appropriate regional service area. The process includes identifying candidate cell sites which suffer performance degradation due to high levels of RF interference and range limitation, measuring cell site performance before installation of the Company's RF filter products, installing the Company's RF filter products for a number of weeks while collecting cell site performance data, and then compiling and interpreting the data to measure the benefits provided by the Company's RF filter products.

     - Obtain Corporate Engineering Approval for Installation in Service Provider Sites. Upon review of the products' performance during the field trials, the wireless service provider's engineering staff provides an approval so that managers in regional service areas can purchase the Company's RF filter products for commercial deployment in their networks.

     - Sell Products Directly to Service Providers' Regional Service Areas. Once approval is obtained from the corporate organization, the Company sells its products directly to decision makers within a service provider's regional service area.

     Commercial field trials of the Company's cellular RF filter products in operational base stations began in November 1995. The Company has completed 14 trials in eight regional markets with five major cellular service providers. During field trials, the Company's RF filter products have demonstrated several benefits for the cellular market, including reduced dropped calls, improved uplink range, improved call quality and increased capacity. Certain details of field trial experience to date are contained in the following table:

  ----------------------------------------------------------------------------------------------------
       SERVICE PROVIDER CLASS            CELL SITE ENVIRONMENT      NUMBER OF TRIALS        STATUS
  ----------------------------------------------------------------------------------------------------
  SPECTRUMMASTER(TM)
  U.S. B-Band Cellular                 Urban High Interference             3                 Completed
  U.S. A-Band Cellular                 Urban High Interference             2                 Completed
  U.S. B-Band Cellular                 Adjacent to Airport                 2                 Completed
  U.S. A-Band Cellular                 Adjacent to Airport                 2                 Completed
  U.S. B-Band Cellular                 Antenna Farm                        1                 Completed
  ----------------------------------------------------------------------------------------------------

  RANGEMASTER(TM)
  U.S. B-Band Cellular                 Rural Range Extension               1                 Completed
  U.S. A-Band Cellular                 Rural Range Extension               2                 Completed
  U.S. B-Band Cellular                 Suburban Range Extension            2            One Completed/
                                                                                          One Underway
  ----------------------------------------------------------------------------------------------------

     Completed field trials have enabled the Company to begin shortening the sales cycle with its customers. As the Company's products have become more accepted, new customers are beginning to rely on the results of extensive testing that other service providers have conducted. Because these field trial results have demonstrated several benefits to the cellular market, some cellular service provider customers have elected not to engage in their own trials, but to purchase the units based on certain proven performance criteria.

     The Company has also established marketing efforts to begin qualification testing with OEM customers who serve as the major suppliers to cellular and PCS service providers. As part of its field trials with cellular service providers, the Company involves the staff of the OEM vendor that provided the cellular infrastructure system to the service provider. This allows the Company to demonstrate the benefits of its RF filter products to the OEM, to demonstrate the products' compatibility with the OEM's equipment and to cause the OEM to design the Company's products into their system product offerings. As a result, the Company's cellular products are beginning to undergo evaluation at a major OEM's test facilities.

     The Company began tests of its RF filter products with a PCS service provider in late 1996. The Company's marketing and sales personnel are working directly with both PCS service providers and PCS OEMs to enhance the probability of sales success in this market. The Company is undergoing technical discussions with a PCS OEM regarding integrating the Company's RF filter products into its PCS product line.

MANUFACTURING

     The Company has focused its manufacturing efforts on maintaining control of key technologies while avoiding the cost and complexities of vertical integration. The Company's manufacturing operations consist primarily of the manufacture of superconducting components from raw materials, and the assembly, tuning, testing, quality verification and shipping of the Company's products. All of these activities occur at the Company's manufacturing facility in Mt. Prospect, Illinois, which began operations during the third quarter of 1996. The Company believes that manufacturing of its RF filter products requires only moderate capital investments and is scaleable. The Company also believes that capacity can be rapidly expanded to meet growing demand without the need for large, upfront capital investments. The Company purchases all of the components, except for superconducting components, for its filter products from third party suppliers. The Company believes it has access to adequate supplies of these purchased components, most of which are produced to the Company's proprietary designs and specifications. The Company is using its just-in-time manufacturing capability to maximize quality, insure flexibility, limit management complexity and minimize inventory cost. See "Risk Factors -- Limited Experience in Manufacturing, Marketing and Sales" and "-- Dependence on Limited Sources of Supply."

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts to date have been focused on developing and improving cellular and PCS RF filter products. These efforts have resulted in products with improved interference rejection, reduced desired signal loss, decreased size, lower cost and enhanced operational reliability. The Company plans to devote significant resources in the future to continue to develop and improve these products and expand its product lines. See "Risk Factors -- Rapid Technological Change; Possible Pursuit of Other Market Opportunities."

     The Company has evaluated and will continue to evaluate other markets for product opportunities using its HTS technology. The Company has conducted, and plans to continue, R&D into the technology for superconducting fault current limiters which would act in electrical power distribution applications much more rapidly than mechanical circuit breakers. The majority of the Company's development efforts devoted to this technology have to date been supported by R&D contracts from the U.S. Government. The Company has also entered into a cooperative development agreement with a major provider of electrical power distribution products. The goal of this program is to determine if superconducting fault current limiters have applications in commercial markets, including electrical grid protection, industrial machinery protection, and protection of electrical and electronic components such as high power radio amplifier tubes and transistors.

     A key component of the Company's R&D strategy is to develop relationships with domestic and international research groups to leverage its internal R&D investments. The Company believes it enjoys many benefits from these research relationships including accelerated introduction of new technologies into its product lines, early indications of new technology developments which could enhance or compete with its products, and high value improvements in its current key technologies.

     Another part of the Company's R&D strategy has been to contract with and receive funding under government contracts and cooperative agreements. Government programs under which the Company has received R&D funding include the Advanced Technology Program ("ATP") with the U.S. Department of Commerce and Small Business Innovation Research ("SBIR") contracts with a number of defense and non-defense government agencies. The Company has pursued, and will continue to pursue, government contract opportunities in areas which are directly applicable to its core technologies and offer attractive commercial opportunities. The Company believes that it receives benefits from these contracts through leveraging of its internal R&D investments, and also by developing longer range, more speculative technology areas.

     The Company's total R&D expenses during 1994, 1995 and 1996 were approximately $2,582,000, $5,205,000 and $6,623,000, respectively, with total R&D expenses from inception through December 31, 1996 of approximately $16,195,000. R&D costs reimbursed under government contracts and cooperative agreements during 1994, 1995 and 1996 were approximately $619,000, $650,000 and $200,000, respectively, and approximately $1,980,000 from inception through December 31, 1996.

STRATEGIC RELATIONSHIPS

     In addition to its own research staff, the Company has from time to time entered into research relationships to leverage its internal resources by seeking assistance in solving specific problems and providing awareness of technical trends that influence its business. As a result, the Company has relationships with institutions which have significant superconductivity research programs. The Company's initial research relationship was with Argonne, which currently conducts one of the largest superconductivity R&D programs in the U.S. In addition to a number of formal joint R&D projects that the Company has had with Argonne in the past, it is currently engaged in a two year Collaborative Research and Development Agreement with Argonne aimed at the development of fault current limiters for utility applications.

     The Company has also entered into agreements with Lucent through which the Company and Lucent have jointly designed and developed technology for use in products for cellular, PCS and other wireless telecommunications applications. The development work with Lucent was funded from March 1993 through March 1996 primarily through an ATP cooperative agreement awarded to the Company by the U.S. Department of Commerce, which the Company used to offset R&D expenses. The Company's ATP agreement with Lucent was completed in March 1996. The Company and Lucent entered into a joint development agreement to continue joint research efforts to further the development of superconducting filters for cellular and PCS communications systems using CDMA technology.

     The Company has also entered into a technology transfer agreement with the University of Birmingham (UK), by which the Company purchased certain intellectual property rights as well as design information relating to the production of HTS thick-films. The Company is currently funding research at the University of Birmingham's (UK) Interdisciplinary Research Centre over a four-year period and has procured additional consulting services from researchers involved in the program. The agreement covering these activities ends in December 1998 and is subject to renewal.

     The Company also participates in the Science and Technology Center for Superconductivity, a superconductivity R&D center which is operated by the University of Illinois under funding from the National Science Foundation, and the Company is currently funding superconductor research activities at the University of Illinois.

INTELLECTUAL PROPERTY AND PATENTS

     The Company regards certain elements of its product design, fabrication technology and manufacturing process as proprietary and protects its rights in them through a combination of patents, trade secrets and nondisclosure agreements. The Company also has obtained exclusive and non-exclusive licenses for technology developed with or by its research partners, Argonne and Northwestern University, and expects to continue to obtain licenses from such research partners and others. The Company believes that its success will depend in part upon the protection of its proprietary information, its patents and licenses of key technologies from third parties, and its ability to operate without infringing on the proprietary rights of others. See "Risk Factors -- Intellectual Property and Patents."


     As of March 31, 1997, the Company has been issued six U.S. patents and has filed and is actively pursuing applications for 23 other U.S. patents, and is the licensee of 11 patents and patent applications held by others. Such patents and patent applications relate to various aspects of the Company's superconductor technology and to its current and proposed products. One of the Company's patent applications has been filed jointly with Lucent and relates to superconducting filters. Additional inventions are the subject of a group of patent applications currently under preparation. Furthermore, the Company expects to pursue foreign patent rights on certain of its inventions and technologies critical to its products.


     In 1994, the Company purchased from Ceramic Process Systems two additional patents and the related technical know-how covering a process for producing YBCO powder and manufacturing YBCO electrical fibers. In 1994, the Company also purchased technology relating to the fabrication of HTS thick-film components from the University of Birmingham (UK). This thick-film technology complements the Company's existing patented processes for making thick-film superconducting components.

     Through collaborative relationships with Argonne and Northwestern University, the Company has licensed patents and patent applications issued or filed in the U.S. and in certain foreign countries arising under or related to such collaborative relationships. These licenses primarily relate to the processing and composition of HTS materials, including the preferential orientation of HTS materials and the processing of YBCO on a variety of metals, as well as design technology for some of the Company's current and proposed products. The Company's licenses from ARCH and Northwestern University continue for the lives of the patent rights licensed thereby, subject to termination on certain events, and permit the Company to retain rights to its patentable improvements to the licensed technology. Certain of the Company's research has been or is being funded in part by SBIR and other government contracts. Although the U.S. Government has or will have certain rights in the technology developed with this funding, the Company does not believe that these rights will have a material impact on the Company's current RF filter products.

COMPETITION

     The market for wireless telecommunications products is very competitive. The Company views its competition as (i) conventional RF filter products, (ii) RF filters based on new technologies and (iii) other superconductor-based RF products.

     The Company's RF filter products compete against conventional RF filter products produced by such companies as Celwave, certain divisions of the Allen Telecom Group, Inc., Filtronic Comtek, Sinclair Radio Labs, Inc., K&L Microwave, Inc., Wacom Technology Corp., EMR Corp. and TX-RX Systems, Inc., among others. Although these conventional RF filter products are generally less expensive than the Company's products, the Company believes its RF filter products are superior on a cost benefit basis.

     In addition, other competitive RF filter products based on new technologies may provide competition in the future to the Company's RF filter products. In addition to competitive filter products, other companies including Hazeltine Corp., Metawave Communications Corporation, Allen Telecom Group, Inc., Repeater Technologies, Inc. and ArrayCom, Inc., among others, are developing products based on "smart" antenna, digital signal processing, microcell or repeater technologies which are also aimed at reducing interference problems or providing range extension by means other than RF filtering. The Company does not believe that these technologies pose a direct competitive threat at present, but cannot exclude them as competition to the Company's RF filter products at some point in the future.

     The existing market for high temperature superconductor-based products is very small and in the early stages of development. The Company believes that the market for superconducting products will become intensely competitive, especially if products with significant market potential are developed. In addition, the Company believes the superconducting products market will continue to be characterized by rapid technological change.

     A number of large multinational companies are engaged in R&D programs that could lead to the commercialization of superconducting products, including products for the wireless telecommunications market. These include, among others, E.I. DuPont de Nemours & Co., IBM, TRW Inc. and Westinghouse Electric Corp. in the U.S. and Fujitsu Ltd., Hitachi Ltd., NEC Corp., Siemens A.G., and Thomson S.A. in Japan and Europe. The Company also believes that a number of smaller companies are engaged in various aspects of the development and commercialization of superconducting electronics products, including products for the cellular, PCS and other wireless telecommunications markets. These include, among others, Conductus, Inc., Superconductor Technologies Inc., and Superconducting Core Technologies, Inc.

     The Company believes that it competes on the basis of product performance, cost, quality, reliability and focus on the wireless telecommunications market. Many of the Company's competitors have substantially greater financial resources, larger R&D staffs and greater manufacturing and marketing capabilities than the Company. See "Risk Factors -- Competition."

GOVERNMENT REGULATIONS

     Although the Company believes that its wireless telecommunications products themselves are not licensed or governed by approval requirements of the FCC, the operation of base stations is subject to FCC licensing and the radio equipment into which the Company's products would be incorporated is subject to FCC approval. Base stations and the equipment marketed for use therein must meet specified technical standards. The Company's ability to sell its RF filter products is dependent on the ability of wireless base station equipment manufacturers and of wireless base station operators to obtain and retain the necessary FCC approvals and licenses. In order to be acceptable to base station equipment manufacturers and to base station operators, the characteristics, quality, and reliability of the Company's base station products must enable them to meet FCC technical standards. See "Risk Factors -- Government Regulations."

EMPLOYEES

     As of February 28, 1997, the Company had a total of 76 employees, 23 of whom hold advanced degrees. Of the employees, 19 are engaged in manufacturing and production, 36 are engaged in research, development and engineering, and 21 are engaged in general management, marketing, finance and administration. The Company also employs a number of consultants and independent contractors. The Company considers its relations with its employees to be satisfactory. See "Risk Factors -- Dependence on Key Personnel."

FACILITIES


     The Company maintains its corporate headquarters in a 35,000 square foot building located in Mt. Prospect, Illinois under a lease which expires in October 2004. This facility also houses the Company's manufacturing, research, development, engineering, and marketing activities. The Company believes that this facility is adequate and suitable for its current needs and that additional space would be available on commercial terms as necessary to meet any future needs. See "Risk Factors -- Business Interruptions and Dependence on Single U.S. Facility."


LEGAL PROCEEDINGS

     On June 5, 1996, Craig M. Siegler filed a complaint against the Company in the Circuit Court of Cook County, Illinois, County Department, Chancery Division. The complaint alleged that, in connection with the Company's private placement of securities in November 1995, the Company breached and repudiated an oral contract with Mr. Siegler for the issuance and sale by the Company to Mr. Siegler of 370,370.37 shares of Common Stock, plus warrants (immediately exercisable at $12.96 per share) to purchase an additional 370,370.37 shares of Common Stock, for a total price of $4,000,000. The remedy sought by Mr. Siegler was a sale to him of such securities on the terms of the November 1995 private placement.

     On August 16, 1996, the Company's motion to dismiss Mr. Siegler's complaint was granted with leave to amend. On September 19, 1996, Mr. Siegler's motion for reconsideration was denied. On October 9, 1996, Mr. Siegler filed his First Amended Verified Complaint and Jury Demand, seeking a jury trial and money damages equal to the difference between $8,800,000 (370,370.37 shares at $10.80 per share and 370,370.37 shares at $12.96 per share) and 740,740.74 multiplied by the highest price at which the Common Stock traded on The Nasdaq Stock Market between November 20, 1995 and the date of judgment. Mr. Siegler also preserved his claim for specific performance for purposes of appeal. On November 1, 1996, the case was transferred to the Circuit Court of Cook County, Illinois, County Department, Law Division. The Company's Answer was filed on November 21, 1996 and discovery has commenced. The Company believes that the suit is without merit and intends to continue to defend itself vigorously in this litigation. However, if Mr. Siegler prevails in this litigation and is awarded damages in accordance with the formula described above, such judgment would have a material adverse effect on the Company's operating results and financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, their ages as of February 28, 1997 and their positions in the Company are as follows:

                   NAME                       AGE                         POSITION
                   ----                       ---                         --------
Ora E. Smith(1)...........................    49     President, Chief Executive Officer and Director
Edward W. Laves, Ph.D.....................    49     Executive Vice President and Chief Operating
                                                     Officer
Stephen G. Wasko..........................    37     Vice President, Chief Financial Officer, Treasurer
                                                     and Secretary
James D. Hodge, Ph.D......................    43     Vice President and Chief Scientist
Dennis M. Craig...........................    38     Vice President, Manufacturing
James C. DeBelina.........................    45     Vice President, Sales and Marketing
Benjamin Golant...........................    46     Vice President, Product Development
James Pajcic..............................    45     Vice President, Human Resources
Steven Lazarus(1)(2)......................    65     Chairman of the Board of Directors
Leonard A. Batterson(1)(2)................    52     Director
Michael J. Friduss(3).....................    54     Director
Peter S. Fuss(3)..........................    63     Director
Tom L. Powers(2)..........................    60     Director
Paul G. Yovovich(1)(2)....................    43     Director

-------------------------
(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

     Mr. Smith has served as the President and Chief Executive Officer and a director of the Company since October 1990. From 1989 until joining the Company, Mr. Smith was the Vice President and Chief Marketing Officer of Conductus, Inc., a superconducting electronics company. From 1979 to 1989, Mr. Smith served in a number of executive positions with Rockwell International Corporation, including Corporate Director of External Technology Development. Between 1984 and 1985, Mr. Smith served as the Industrial Research Institute Fellow in The White House Science Office. Mr. Smith holds S.B. and S.M. degrees in Mechanical Engineering from the Massachusetts Institute of Technology and a J.D. degree from Harvard Law School.

     Dr. Laves joined the Company in December 1994 as its Executive Vice President and Chief Operating Officer. Dr. Laves is responsible for the Company's manufacturing functions, the continuing development of its high temperature superconducting products for the wireless telecommunications markets, other corporate research and development activities and the Company's marketing and sales activities. From 1985 until joining the Company, Dr. Laves was at Motorola, Inc. where he was Director of Wireless Local Loop Products. From 1991 to 1993, he served as General Manager of the Cellular Infrastructure Division of Nippon Motorola, Ltd. From 1988 to 1990, Dr. Laves managed the development and introduction to the market of Motorola, Inc.'s CoveragePLUS wide area Special Mobile Radio System (SMRS). Dr. Laves holds Ph.D. and M.B.A. degrees from the University of Chicago, and received his B.A. degree from Cornell University.

     Mr. Wasko joined the Company in November 1990, and has served as Vice President and Treasurer since 1992. He was elected Secretary of the Company in April 1993 and Chief Financial Officer in August 1993. Mr. Wasko is responsible for the Company's financial and administrative operations. Prior to joining the Company's management team, he was Manager of Commercial Development in the Space Station Division of McDonnell Douglas Corporation. Additionally, Mr. Wasko served as Program Manager for Technology Development on the Rockwell International Corporation National Aerospace Plane Program and managed external technology development activities for Rockwell from 1986 to 1988. Mr. Wasko holds a B.S. degree in aerospace engineering from the University of Michigan, an M.S. in the same field from the University of Southern California and an M.B.A. degree from the Harvard Graduate School of Business Administration.

     Dr. Hodge joined the Company in December 1990 as its Vice President, Engineering and Chief Technical Officer. He has served as Vice President and Chief Scientist since June 1995. Dr. Hodge possesses experience in the synthesis and processing of a wide variety of ceramic materials. Additionally, he has expertise in commercial application of materials in areas such as electronics packaging, high intensity discharge lamps and certain fast-ion conductors. Dr. Hodge joined the Company after serving from 1988 to 1990 as Vice President of Engineering at CPS Superconductor Corporation, a superconducting electronics company, where he was Principal Investigator on CPS Superconductor Corporation's contract to produce high strength high temperature superconducting wire with the U.S. Government. Dr. Hodge was also a member of the technical staff at General Electric Company's Corporate Research and Development Center. He holds a B.S. degree from the University of Utah and a Ph.D. from the Massachusetts Institute of Technology, both in Materials Science. He currently holds nine patents and is the author of thirty papers in refereed journals.

     Mr. Craig joined the Company in December 1996 as Vice President, Manufacturing. Before joining the Company, Mr. Craig worked for eight years at Motorola, Inc., where he most recently served as manufacturing operations manager in the Component Products Group. During his career at Motorola, Inc., his responsibilities included production management, new product implementation, cost reduction and capacity analysis and planning. Prior to joining Motorola, Inc., Mr. Craig served as a manufacturing process development engineer at Northrop Corporation in its defense systems division. He received an M.B.A. degree from Lake Forest Graduate School of Management and a B.S. degree in mechanical engineering from the University of Illinois at Chicago.

     Mr. DeBelina joined the Company in October 1995 as Vice President, Sales and Marketing. Before joining the Company, Mr. DeBelina was North American Sales Director for DataTAC(R) network products for Motorola, Inc. From 1985 until joining the Company, Mr. DeBelina held several other sales and marketing management positions at Motorola, Inc. Previously, Mr. DeBelina served both as Product Manager and Planning Manager for FMC Corporation. He holds a B.S. degree in math and computer science from Illinois Institute of Technology and an M.B.A. degree from the Harvard Graduate School of Business Administration.

     Mr. Golant joined the Company in January 1996 as Vice President, Product Development. From 1989 until joining the Company, Mr. Golant was at E.F. Johnson Company where he served as Director of Engineering, Chief Engineer and Director of Product Marketing. His responsibilities included managing the development of mobile, portable and base station equipment for wireless land mobile radio systems. From 1976 to 1989, Mr. Golant was employed by Motorola, Inc.'s communications sector, leading teams to develop and commercialize a variety of radio component and system products. He received a B.S. degree in electrical engineering from Lehigh University. He holds one patent in the area of RF filter technology.

     Mr. Pajcic joined the Company in January 1995 as Human Resource Director. He has served as Vice President, Human Resources since January 1997. Before joining the Company, Mr. Pajcic spent 15 years at Morton International where he most recently served as Director Employment and Human Resource Development on the corporate staff. Prior to his employment with Morton International, Mr. Pajcic held Human Resource positions at General Foods Corporation and American Hospital Supply Corporation. He holds a B.S. degree in psychology from Northwestern University and a Masters Degree in Management from Northwestern University's Kellogg School of Management, with emphases in Industrial Relations, Organizational Behavior and Finance.

     Mr. Lazarus has served as a director of the Company since January 1992 and as Chairman of the Board since August 1993. He is a Managing General Partner of Arch Venture Fund L.P. and served previously as President and Chief Executive Officer of ARCH, an affiliate of the University of Chicago. The Company was founded by ARCH in 1989. As President of ARCH, he also served as Associate Dean of the University of Chicago's Graduate School of Business. Before joining ARCH in 1987, he was the Group Vice President of the Health Care Services Group of Baxter Travenol Laboratories, Inc., the predecessor of Baxter Healthcare Corporation. During his 13 years at Baxter, he was also Senior Vice President for Technology, with responsibilities for manufacturing, materials management, R&D and engineering. Mr. Lazarus is a director of Amgen Corporation and Primark Corporation, both public companies.

     Mr. Batterson has served as a director of the Company since February 1990. He is the Chairman and Chief Executive Officer of Batterson Venture Partners, L.L.C., a venture capital management company founded in 1995. Since 1987, he has been the Managing General Partner of Batterson Johnson & Wang Venture Partners, a partnership formed with Donald Johnson and Sona Wang. The Batterson Johnson & Wang L.P. fund, a stockholder of the Company, invests in the following industries: publishing, communications, telecommunications, medical, biotechnology, materials, retailing, consumer products, manufacturing, computers and software. As Managing General Partner, Mr. Batterson manages its daily operations, investor relationships, reporting and investment strategy. Prior to co-founding Batterson Johnson & Wang Venture Partners, Mr. Batterson was director of the Venture Capital Division of the Allstate Insurance Companies. He is Chairman of the Board of LinksCorp, Inc., a golf course management company, as well as Nanophase Technologies Corporation, a material science company. Mr. Batterson holds a B.A. degree from Washington University (St. Louis), a J.D. degree from Washington University Law School and an M.B.A. degree from the Harvard Graduate School of Business Administration.

     Mr. Friduss has served as a director of the Company since October 1996. Mr. Friduss is president of MJ Friduss & Associates, telecommunications consultants to some of the largest carriers and suppliers in the telecommunications industry. From 1992 until 1993, Mr. Friduss served as vice president of customer service and information technology for Ameritech Corporation. From 1989 until joining Ameritech Corporation, he served as vice president of operations at Michigan Bell. In 1991, he founded the Telecommunications Industry Benchmarking Consortium, a collaboration of local, long distance and alternate access companies, whose mission is to identify and replicate the communications industry's best practices. Mr. Friduss received a B.S. degree in industrial engineering from Illinois Institute of Technology and a master's degree in management from Northwestern University. He currently serves on the Board of Trustees of Harris Associates Investment Trust (The Oakmark Funds) and is the editor of The Friduss Report, a newsletter focused on the purchasing practices of the Regional Bell Operating Companies.

     Mr. Fuss has served as a director of the Company since June 1995. Mr. Fuss is a management consultant, primarily for Tellabs, Inc. ("Tellabs") as a member of the International Executive Committee of Tellabs International, Inc. Prior to his retirement from Tellabs in 1993, Mr. Fuss was President of Tellabs International, Inc., which he founded in 1987 as a subsidiary. Tellabs International, Inc. is responsible for all Tellabs operations outside of North America. From 1986 to 1987, he was Senior Vice President, Technical Marketing and Business Development of Tellabs. Mr. Fuss joined Tellabs as Vice President, Engineering in 1979. From 1977 to 1979, he was Director of R&D at Teletype Corporation and from 1958 to 1977 he held engineering and management positions at AT&T Bell Laboratories. Mr. Fuss holds a B.S. degree in electrical engineering from the University of Michigan and an M.S.E.E. from New York University. He served two years as an officer in the U.S. Air Force. He holds ten patents, primarily in the area of digital signal processing. He is also a director of Clear Communications, Inc., NetEdge Systems, Inc., Process Control Technologies, Inc. and Batterson Venture Partners, LLC.

     Mr. Powers has served as a director of the Company since October 1996. Mr. Powers is a professor and associate director of the Advanced Manufacturing Center at New Mexico State University in Las Cruces, New Mexico, as well as a consultant to a number of companies. From 1989 to 1991, he was president of the cellular systems business unit of AT&T Network Systems Group, now known as Lucent. Under his leadership, the business unit became the market leader in wireless infrastructure equipment in the U.S., opened markets internationally and introduced the industry's first digital cellular system. In 1983, he became vice president of AT&T and Philips Telecommunications B.V., a joint venture located in the Netherlands. He joined AT&T in 1958 as a member of the technical staff of Bell Laboratories and went on to management positions in consumer products, customer switching systems engineering and network planning. Mr. Powers holds a B.S. degree in electrical engineering with high honors from the University of Arkansas and a master's degree in electrical engineering from New York University. He also is a graduate of the Wharton Advanced Marketing Program and the Stanford Executive Program.

     Mr. Yovovich has served as a director of the Company since its initial public offering in October 1993. He is a private investor and corporate director. From 1993 until May 1996 he was President of Advance Ross Corporation, a public company, which through a merger in January 1996 became a wholly-owned subsidiary of CUC International, Inc., a public company. From 1982 through 1992, Mr. Yovovich held a number of executive positions at Centel Corporation, a major national telecommunications company, most recently serving as President of its Central Telephone Company subsidiary. He is also a director of U.S. Robotics Corporation, Comarco, Inc. and APAC TeleServices, Inc., each a public company. He holds B.A. and M.B.A. degrees from the University of Chicago and is a C.P.A. Mr. Yovovich has advised the Company that he will not stand for re-election when his term expires at the Company's 1997 annual meeting of stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 28, 1997, certain information with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Company director, (iii) the chief executive officer and each of the four other most highly compensated (based on combined salary and bonus) executive officers of the Company whose total salary and bonus exceeded $100,000 during 1996 and (iv) all Company executive officers and directors as a group.

                                                                              PERCENT OF SHARES
                                                               NUMBER OF     BENEFICIALLY OWNED
                                                                 SHARES      -------------------
                                                              BENEFICIALLY   PRIOR TO    AFTER
                      NAME AND ADDRESS                          OWNED(1)     OFFERING   OFFERING
                      ----------------                        ------------   --------   --------
Batterson Johnson & Wang L.P.(2)............................      598,018      11.4%      9.6%
Sheldon Drobny(3)...........................................      426,313       8.3       7.0
Aaron Fischer(4)............................................      376,302       7.3       6.1
State of Illinois(5)........................................      360,944       6.7       5.7
Stewart Shiman(6)...........................................      335,485       6.6       5.5
Ora E. Smith(7).............................................      115,952       2.3       1.9
James D. Hodge, Ph.D.(8)....................................       52,249       1.0         *
Stephen G. Wasko(9).........................................       29,202         *         *
Edward W. Laves, Ph.D.(9)...................................       25,417         *         *
Paul G. Yovovich(10)........................................       13,000         *         *
James C. DeBelina(11).......................................        8,117         *         *
Peter S. Fuss(9)............................................        3,333         *         *
Tom L. Powers...............................................        2,400         *         *
Leonard A. Batterson(12)....................................        2,000         *         *
Steven Lazarus(9)...........................................        2,000         *         *
Michael J. Friduss..........................................        1,000         *         *
All executive officers and directors as a group (14
  persons)(13)..............................................      266,477       5.1       4.3

-------------------------
  *  Denotes beneficial ownership less than one percent.

 (1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

 (2) Includes 221,515 shares issuable upon exercise of warrants presently exercisable. The address of the stockholder is 303 West Madison Street, Chicago, Illinois 60606.

 (3) Includes 84,603 shares issuable upon exercise of warrants presently exercisable. Includes 73,402 shares held by Drobny/Fischer General Partnership ("DFGP"). Mr. Drobny is a general partner of DFGP and in such capacity he shares voting and investment power with respect to shares held by DFGP and therefore may be deemed the beneficial owner of the shares of Common Stock directly held by DFGP. Includes 7,688 shares held by Paradigm Venture Investors, L.L.C. ("Paradigm"). Mr. Drobny is the managing director of Paradigm and in such capacity he shares voting and investment power with respect to shares held by Paradigm and therefore may be deemed the beneficial owner of the shares of Common Stock directly held by Paradigm. The address of the stockholder is 95 Revere Drive, Suite A, Northbrook, Illinois 60062.

 (4) Includes 117,149 shares issuable upon exercise of warrants presently exercisable. Includes 73,402 shares held by DFGP. Mr. Fischer is a general partner of DFGP and in such capacity he shares voting and investment power with respect to shares held by DFGP and therefore may be deemed the beneficial owner of the shares of Common Stock directly held by DFGP. Includes 7,688 shares held by Paradigm. Mr. Fischer shares voting and investment power with respect to shares held by Paradigm and therefore may be deemed the beneficial owner of the shares of Common Stock directly held by Paradigm. The address of the stockholder is 95 Revere Drive, Suite A, Northbrook, Illinois 60062.

 (5) Includes 69,080 shares issuable upon exercise of warrants presently exercisable. The Company has been advised by the Illinois Department of Commerce and Community Affairs ("DCCA") that because of Illinois state law and regulations, DCCA cannot exercise its voting rights with respect to the shares of common stock it holds. As a result, pursuant to a written proxy dated June 8, 1994, DCCA has given its irrevocable proxy for all of the voting securities of the Company it now or hereafter owns to the individual who is the chief executive officer of the Company. The address of the stockholder is Illinois Department of Commerce and Community Affairs, 100 West Randolph, Chicago, Illinois 60601.

 (6) Includes 93,642 shares issuable upon exercise of warrants presently exercisable. Includes 7,688 shares held by Paradigm. Mr. Shiman shares voting and investment power with respect to shares held by Paradigm and therefore may be deemed the beneficial owner of the shares of Common Stock directly held by Paradigm. The address of the stockholder is 95 Revere Drive, Suite A, Northbrook, Illinois 60062.

 (7) Includes 46,979 shares issuable upon exercise of options exercisable currently or within 60 days of February 28, 1997. Excludes 291,864 shares held by the State of Illinois and 69,080 shares issuable upon exercise of warrants presently exercisable and held by the State of Illinois. Mr. Smith, as the chief executive officer of the Company, has an irrevocable proxy to vote these shares. Therefore, Mr. Smith may be deemed the beneficial owner of the shares of Common Stock directly owned by the State of Illinois. Mr. Smith disclaims this beneficial ownership.

 (8) Includes 52,224 shares issuable upon exercise of options exercisable currently or within 60 days of February 28, 1997.

 (9) Represents shares issuable upon exercise of options exercisable currently or within 60 days of February 28, 1997.

(10) Includes 12,000 shares issuable upon exercise of options exercisable currently or within 60 days of February 28, 1997.

(11) Includes 7,917 shares issuable upon exercise of options exercisable currently or within 60 days of February 28, 1997.

(12) Represents shares issuable upon exercise of options exercisable currently or within 60 days of February 28, 1997. Excludes 376,503 shares held by Batterson Johnson & Wang L.P. ("BJ&W") and 221,515 shares issuable upon exercise of warrants presently exercisable and held by BJ&W. Mr. Batterson is the managing general partner of BJ&W and in such capacity he shares voting and investment power with respect to shares held by BJ&W and therefore may be deemed the beneficial owner of the shares of Common Stock directly owned by BJ&W. Mr. Batterson disclaims this beneficial ownership.

(13) Includes 192,529 shares issuable upon exercise of options exercisable currently or within 60 days of February 28, 1997.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $.001 par value per share, and 100,000 shares of Preferred Stock, $.001 par value per share.

COMMON STOCK

     Of the 15,000,000 shares of Common Stock authorized, 5,023,352 shares were outstanding as of February 28, 1997, and 6,023,352 shares will be outstanding upon consummation of the Offering, assuming completion of the sale of 1,000,000 shares of Common Stock. Subject to the rights of holders of Preferred Stock, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine. Each holder of Common Stock is entitled to one vote for each share held. Subject to the rights of holders of any outstanding Preferred Stock, upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the Common Stock at that time outstanding. All shares of Common Stock currently outstanding are and all shares of Common Stock offered hereby, when duly issued and paid for will be, fully paid and nonassessable, not subject to redemption and assessment and without conversion, preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class or of securities convertible into stock of any class.

     Pursuant to the adoption of the Rights Plan by the Board of Directors, the holders of Common Stock, including the shares offered hereby, have certain rights to purchase Series A Junior Participating Preferred Stock or Common Stock under certain circumstances. See "-- Preferred Stock" and "-- Stockholder Rights Plan."

PREFERRED STOCK

     The Company has an authorized class of undesignated Preferred Stock consisting of 100,000 shares. Preferred Stock may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in the Company's Certificate of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. Upon consummation of the Offering, no shares of Preferred Stock will be outstanding.

     In connection with the adoption of the Rights Plan, the Board of Directors has created one series of Preferred Stock, consisting of 10,000 shares of Series A Junior Participating Preferred Stock (the "Series A Preferred"). No shares of Series A Preferred have been issued as of the date of this Registration Statement. Each share of the Series A Preferred, when and if issued, would entitle the holder thereof to receive dividends equal to 1,000 times the dividends per share declared with respect to the Common Stock. Holders of the Series A Preferred would be entitled to exercise 1,000 votes per share on all matters submitted to a vote of stockholders and, except as otherwise required by law, would vote together with the holders of Common Stock as a single class. In the event of liquidation, such holders would receive a preference of 1,000 times the aggregate amount to be distributed per share to the holders of Common Stock. In general, each share of the Series A Preferred is intended to have a value and voting rights equal to 1,000 shares of Common Stock, and appropriate anti-dilutive adjustments will be made in accordance with the terms of such Series A Preferred in the event of certain changes in Common Stock. Except as contemplated in connection with the Rights Plan described below, the Company has no present plans to issue any of the Preferred Stock. See "-- Stockholder Rights Plan."

WARRANTS

     The Company has issued and outstanding warrants to purchase a total of 670,225 shares of Common Stock, including warrants to purchase 61,313 shares of Common Stock exercisable at $1.47 per share, warrants to purchase 35,153 shares of Common Stock exercisable at $2.29 per share, warrants to purchase 35,153 shares of Common Stock exercisable at $2.75 per share, warrants to purchase 47,037 shares of Common Stock exercisable at $3.21 per share, warrants to purchase 401,569 shares of Common Stock exercisable at $9.56 per share and warrants to purchase 90,000 shares of Common Stock exercisable at $13.50 per share. The warrants expire on various dates between October 1998 and January 2002. The number of shares issuable upon exercise of the warrants is subject to proportionate adjustment in the event of stock splits, stock dividends and similar events.


REGISTRATION RIGHTS



     Pursuant to registration rights held by certain holders of Common Stock and Common Stock underlying currently exercisable warrants (collectively, the "Registrable Securities"), such holders may require the Company to register the Registrable Securities under the Securities Act. In addition, whenever the Company proposes to register any of its securities under the Securities Act, the holders of Registrable Securities are entitled, subject to certain restrictions, to include their Registrable Securities in such registration. In May 1996, all of the approximately 1,900,000 Registrable Securities were registered for resale in the public market pursuant to a registration statement that is currently effective. These registration rights, however, terminate with respect to any Registrable Securities when such Registrable Securities have been registered under the Securities Act and sold by the holder in accordance with such registration or sold to the public pursuant to Rule 144 of the Securities Act. The Company is unable to estimate the number of Registrable Securities which have been sold in accordance with the currently effective registration statement or pursuant to Rule 144.



DELAWARE LAW AND CERTAIN CHARTER PROVISIONS



     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.



     The Company's Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (i) a requirement that stockholder action may be taken only at stockholder meetings; (ii) the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine; (iii) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholders meetings; and (iv) the classification of the Board of Directors into three classes, each serving for staggered three year terms.


STOCKHOLDER RIGHTS PLAN

     In February 1996, the Board of Directors of the Company adopted the Rights Plan. Pursuant to the Rights Plan, a Series A Right is associated with, and trades with, each share of Common Stock outstanding. The record date for distribution of such Series A Rights was February 22, 1996 (the "Record Date") and, for so long as the Series A Rights are associated with the Common Stock, each new share of Common Stock issued by the Company (including the shares offered hereby) will include one Series A Right.

     Each Series A Right will entitle its holder to purchase one-thousandth of a share of Series A Preferred of the Company for $200 (subject to adjustment). The Series A Rights are not exercisable until the earlier of (i) ten days after any person or group becomes the beneficial owner of 15% or more of the outstanding Common Stock or (ii) 10 business days (unless extended by the Board of Directors) after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the Common Stock.

     If any person or group acquires 15% or more of the Common Stock outstanding (the "Shares Acquisition Date"), each holder of a Series A Right (except the acquiring party) has the right to receive, upon exercise, (i) shares of Common Stock of the Company having a market value of two times the exercise price of the Series A Right and (ii) one Series B Right (Series A Rights and Series B Rights are hereinafter collectively referred to as the "Rights"). The Board of Directors has the option, after the Shares Acquisition Date but before there has been a 50% acquisition of the Company, to exchange both (i) one share of Common Stock (or one-thousandth of a share of preferred stock) and (ii) one Series B Right, for each Series A Right (other than Series A Rights held by an acquiring party). If, after the Series A Rights become exercisable, the Company is involved in a merger or other business combination, or if the Company sells or transfers more than 50% of its assets or earning power, or if an acquiring party engages in certain "self-dealing" transactions with the Company, each Series A Right and Series B Right then outstanding (other than Rights held by an acquiring party) will be exercisable for common stock of the other party to such transaction having a market value of two times the exercise price of the Right. The Company has the right to redeem the Series A Rights for $.01 per Series A Right (the "Redemption Price") prior to the Shares Acquisition Date. The Series B Rights, once issued, are not redeemable. The Rights expire on February 9, 2006. See "Risk Factors -- Anti-Takeover Provisions."

     The Rights have certain anti-takeover effects. The Rights should not interfere with any merger or business combination approved by the Board of Directors since the Series A Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock. However, by causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, the Rights may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of the Company's stockholders. The Rights are not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders.


TRANSFER AGENT AND REGISTRAR



     The transfer agent and registrar for the Common Stock is LaSalle National Trust, Chicago, Illinois.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 6,023,352 shares of Common Stock outstanding, assuming no exercise of options or warrants after February 28, 1997. An aggregate of 5,954,379 of these shares of Common Stock, including the 1,000,000 shares of Common Stock offered hereby, will be either
(i) freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act, which shares will be subject to the resale limitations of Rule 144, or (ii) eligible for resale in the public market, pursuant to a currently effective registration statement. In addition, 670,225 shares underlying currently exercisable warrants will also be eligible for resale in the public market upon exercise of the warrants, pursuant to such registration statement. The remaining 68,973 shares outstanding upon completion of the Offering will be Restricted Shares. The availability or sales of such Restricted Shares in the public market, could adversely affect the market price of the Common Stock.

     All directors and executive officers, holding an aggregate of 73,948 shares and 192,529 shares issuable upon exercise of options exercisable currently or within 60 days of February 28, 1997, and certain other stockholders of the Company have agreed with the Underwriters that, for a period of 90 days after the date of this Prospectus, they will not directly or indirectly sell or otherwise transfer their shares of Common Stock, now owned by such holders or with respect to which they have the power of disposition, otherwise than with the prior written consent of Gruntal & Co., L.L.C. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale, shares subject to lock-up agreements will not be salable until the agreements expire. See "Underwriting."


     Taking into account the lock-up agreements, all 68,973 additional Restricted Shares will be eligible for public sale beginning 90 days after the effective date of the registration statement, subject to certain volume limitations.

     Beginning 90 days after the effective date of the registration statement, certain shares issued or issuable upon exercise of options granted by the Company prior to the effective date of the registration statement will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act, subject to pre-existing lockup agreements. In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144.

     In general, under Rule 144 as in effect after April 29, 1997, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. The Company is unable to estimate accurately the number of Restricted Shares that will be sold under Rule 144 since this will depend in part on the market price for the Common Stock, the personal circumstances of the seller and other factors.


     As of February 28, 1997, the Company had outstanding warrants to purchase 670,225 shares of Common Stock at a weighted average exercise price of $8.17 per share and options to purchase 802,228 shares of Common Stock at a weighted average exercise price of $13.46 per share (560,566 of which have not yet vested) issued to employees, directors and consultants pursuant to the 1993 Stock Option Plan and individual agreements with management and directors of the Company. The Company has previously filed a registration statement under the Securities Act covering shares of Common Stock underlying the options. As a result, shares of Common Stock underlying these options, other than shares held by affiliates, are immediately eligible for resale in the public market without restriction, subject to certain vesting provisions and the terms of lock-up agreements, if applicable.

                                  UNDERWRITING


     The underwriters named below (the "Underwriters"), for whom Gruntal & Co., L.L.C. is acting as Representative, have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares if any are purchased.



                                                                NUMBER OF
                        UNDERWRITERS                             SHARES
                        ------------                            ---------
Gruntal & Co., L.L.C........................................

                                                                ---------
  Total.....................................................    1,000,000
                                                                =========


     The Underwriters have advised the Company that they propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not
more than $          per share; and the Underwriters may allow, and such dealers
may reallow, a concession of not more than $          per share to certain other
dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. To the extent that this option is exercised, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.


     All directors and executive officers and certain other stockholders of the Company have agreed that they will not, without the prior written consent of Gruntal & Co., L.L.C., directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale) pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such party, or publicly announce such party's intention to do any of the foregoing, for a period commencing on the date hereof and continuing to a date 90 days after the date of this Prospectus. Gruntal & Co., L.L.C. may, in its sole discretion, at any time without prior notice, release all or any portion of the securities held by the Company's directors and executive officers from the aforementioned restrictions. The Company has agreed in the Underwriting Agreement that, without the prior written consent of Gruntal & Co., L.L.C., for a period of 90 days after the date of this Prospectus, the Company shall not issue, sell or register with the Commission (other than on Form S-8 or on any successor form), or otherwise dispose of, directly or indirectly, any equity securities of the Company (or any securities convertible into or exercisable or exchangeable for equity securities of the Company), except for the issuance of the shares offered hereby, the issuance of shares or grant of options pursuant to the Company's 1993 Stock Option Plan and the issuance of shares pursuant to the exercise of currently outstanding warrants.



     In connection with the Offering, certain Underwriters and selling group members (if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering then they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 150,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Gruntal & Co., L.L.C., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Katten Muchin & Zavis, Chicago, Illinois, a partnership including professional corporations. Certain legal matters in connection with patents and proprietary rights will be passed upon for the Company by Marshall, O'Toole, Gerstein, Murray & Borun, Chicago, Illinois. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and the cumulative period from October 18, 1989 (date of inception) to December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Certain matters dealing with patents and proprietary rights set forth under "Risk Factors -- Intellectual Property and Patents" and "Business -- Intellectual Property and Patents" have been included in this Prospectus in reliance upon the written opinion of Marshall, O'Toole, Gerstein, Murray & Borun, Chicago, Illinois, as experts in such matters. See "Legal Matters."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Copies of reports, proxy and information statements and other information regarding registrants that file electronically are available on the Commission's Web site at http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Any statements contained herein concerning the provisions of any document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of either of them or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

          2. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed August 23, 1993 pursuant to
     Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal executive office: Illinois Superconductor Corporation, 451 Kingston Court, Mt. Prospect, Illinois 60056, Attention: Secretary (telephone: (847) 391-9400).

                      ILLINOIS SUPERCONDUCTOR CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-2
Financial Statements
Balance Sheets as of December 31, 1995 and 1996.............  F-3
Statements of Operations for the Years Ended December 31,
  1994, 1995, and 1996 and the Cumulative Period From
  October 18, 1989 (Date of Inception) to December 31,
  1996......................................................  F-4
Statements of Stockholders' Equity for the Years Ended
  December 31, 1994, 1995, and 1996 and the Cumulative
  Period From October 18, 1989 (Date of Inception) to
  December 31, 1996.........................................  F-5
Statements of Cash Flows for the Years Ended December 31,
  1994, 1995, and 1996 and the Cumulative Period From
  October 18, 1989 (Date of Inception) to December 31,
  1996......................................................  F-6
Notes to Financial Statements...............................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Illinois Superconductor Corporation

     We have audited the accompanying balance sheets of Illinois Superconductor Corporation as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, and the cumulative period from October 18, 1989 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Superconductor Corporation at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, and the cumulative period from October 18, 1989 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Chicago, Illinois
January 29, 1997, except for
paragraph 8 of Note 6,
for which the date is
March 7, 1997.

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                       DECEMBER 31
                                                                --------------------------
                                                                   1995           1996
                                                                   ----           ----
ASSETS
Current assets:
  Cash and cash equivalents.................................    $   953,093    $ 5,188,047
  Investments...............................................      5,083,809        500,313
  Inventories...............................................             --        653,696
  Accounts receivable.......................................        310,529        130,752
  Prepaid expenses and other................................        465,298        436,052
                                                                -----------    -----------
Total current assets........................................      6,812,729      6,908,860
Property and equipment, net.................................      3,193,777      5,742,804
Restricted certificates of deposit..........................        862,500        350,000
Patents and trademarks, net.................................        236,760        386,832
                                                                -----------    -----------
Total assets................................................    $11,105,766    $13,388,496
                                                                ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   876,369    $ 1,126,009
  Accrued liabilities.......................................        381,306        494,507
  Current portion of long-term debt.........................         96,580         80,421
                                                                -----------    -----------
Total current liabilities...................................      1,354,255      1,700,937
Long-term debt, less current portion........................        509,079         91,618
Deferred occupancy costs....................................         57,053         75,813
Stockholders' equity:
  Capital stock:
     Preferred stock ($.001 par value); 100,000 shares
      authorized and none issued and outstanding............             --             --
     Common stock ($.001 par value); 15,000,000 shares
      authorized and 3,998,952 and 5,023,352 shares issued
      and outstanding at December 31, 1995 and 1996,
      respectively..........................................          3,999          5,023
  Additional paid-in capital................................     24,670,560     39,019,421
  Deferred compensation.....................................        (41,392)            --
  Notes receivable from stockholders........................             --     (1,142,754)
  Deficit accumulated during the development stage..........    (15,447,788)   (26,361,562)
                                                                -----------    -----------
Total stockholders' equity..................................      9,185,379     11,520,128
                                                                -----------    -----------
Total liabilities and stockholders' equity..................    $11,105,766    $13,388,496
                                                                ===========    ===========

                       See notes to financial statements.

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                    CUMULATIVE FROM
                                              YEARS ENDED DECEMBER 31               OCTOBER 18, 1989
                                      ----------------------------------------   (DATE OF INCEPTION) TO
                                         1994          1995           1996         DECEMBER 31, 1996
                                         ----          ----           ----       ----------------------
Revenues:
  Development stage product sales...  $     2,787   $     5,998   $    156,700        $    194,412
  Government contracts..............      205,381        21,832         53,122             800,215
                                      -----------   -----------   ------------        ------------
Total revenues......................      208,168        27,830        209,822             994,627
Costs and expenses:
  Cost of government contract
     revenue........................      194,098        19,286         49,534             675,226
  Research and development..........    1,962,678     4,554,946      6,422,921          14,215,011
  Selling and marketing.............      454,968       469,600      1,834,640           3,068,684
  General and administrative........    2,199,597     2,763,615      3,290,810          10,940,405
                                      -----------   -----------   ------------        ------------
Total costs and expenses............    4,811,341     7,807,447     11,597,905          28,899,326
                                      -----------   -----------   ------------        ------------
                                       (4,603,173)   (7,779,617)   (11,388,083)        (27,904,699)
Other income (expense):
  Investment income.................      496,392       487,543        503,911           1,658,250
  Interest expense..................       (8,582)      (39,600)       (29,602)           (115,113)
                                      -----------   -----------   ------------        ------------
                                          487,810       447,943        474,309           1,543,137
                                      -----------   -----------   ------------        ------------
Net loss............................  $(4,115,363)  $(7,331,674)  $(10,913,774)       $(26,361,562)
                                      ===========   ===========   ============        ============
Net loss per common share...........  $     (1.15)  $     (2.01)  $      (2.41)
                                      ===========   ===========   ============
Weighted average number of common
  shares outstanding................    3,578,485     3,641,196      4,536,034
                                      ===========   ===========   ============

                       See notes to financial statements.

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

     FOR THE PERIOD FROM INCEPTION (OCTOBER 18, 1989) TO DECEMBER 31, 1996

                                         PREFERRED STOCK           COMMON STOCK                                       NOTES
                                     -----------------------   --------------------   ADDITIONAL                    RECEIVABLE
                                     NUMBER OF                 NUMBER OF                PAID-IN       DEFERRED         FROM
                                       SHARES       AMOUNT      SHARES      AMOUNT      CAPITAL     COMPENSATION   STOCKHOLDERS
                                     ----------     ------     ---------    ------    ----------    ------------   ------------
October 18, 1989 to December 31,
 1990:
 Issuance of common stock; October
   20, 1989 -- $.0007 per share....          --   $       --    136,250    $    100   $        --    $      --     $        --
 Issuance of preferred stock --
   Series A, $1.00 per share.......   1,000,000    1,000,000         --          --            --           --              --
 Issuance of common shares;
   September 10, 1990; $.0184 per
   share...........................          --           --    105,973       1,944            --           --              --
 Net loss..........................          --           --         --          --            --           --              --
                                     ----------   ----------   ---------   --------   -----------    ---------     -----------
Balance at December 31, 1990.......   1,000,000    1,000,000    242,223       2,044            --           --              --
Issuance of preferred stock --
 Series A; $1.00 per share.........     500,000      500,000         --          --            --           --              --
Net loss...........................          --           --         --          --            --           --              --
                                     ----------   ----------   ---------   --------   -----------    ---------     -----------
Balance as of December 31, 1991....   1,500,000    1,500,000    242,223       2,044            --           --              --
Issuance of preferred stock --
 Series B; $1.25 per share.........     926,000    1,157,500         --          --            --           --              --
Conversion of notes payable to
 stockholder into shares of
 preferred stock -- Series B; $1.25
 per share.........................     440,000      550,000         --          --            --           --              --
Conversion of accrued interest to
 common stock: $1.4679 per share...          --           --     11,851      17,398            --           --              --
Net loss                                     --           --         --          --            --           --              --
                                     ----------   ----------   ---------   --------   -----------    ---------     -----------
Balance as of December 31, 1992....   2,866,000    3,207,500    254,074      19,442            --           --              --
Issuance of stock options..........          --           --         --          --       488,600     (488,600)             --
Exercise of stock options; $.0184
 per share.........................          --           --      9,634         177            --           --              --
Issuance of preferred stock --
 Series C; $1.50 per share.........   1,500,000    2,250,000         --          --            --           --              --
Stock split of .5450 to 1..........          --           --         --     (19,355)       19,355           --              --
Conversion of preferred stock into
 common shares.....................  (4,366,000)  (5,457,500)  1,761,971      1,762     5,455,738           --              --
Issuance of common stock -- Initial
 public offering, net of offering
 costs; $11.25 per share...........          --           --   1,350,000      1,350    13,083,011           --              --
Issuance of warrants...............          --           --         --          --           100           --              --
Issuance of common stock --
 Exercise of underwriter's option
 on overallotment shares; $11.25
 per share.........................          --           --    202,500         202     2,095,673           --              --
Amortization of deferred
 compensation......................          --           --         --          --            --      187,151              --
Net loss...........................          --           --         --          --            --           --              --
                                     ----------   ----------   ---------   --------   -----------    ---------     -----------
Balance as of December 31, 1993....          --           --   3,578,179      3,578    21,142,477     (301,449)             --
Additional costs of initial public
 offering..........................          --           --         --          --       (46,189)          --              --
Exercise of stock options; $.229
 per share.........................          --           --        545           1           124           --              --
Amortization of deferred
 compensation......................          --           --         --          --            --      139,318              --
Net loss...........................          --           --         --          --            --           --              --
                                     ----------   ----------   ---------   --------   -----------    ---------     -----------
Balance as of December 31, 1994....          --           --   3,578,724      3,579    21,096,412     (162,131)             --
Exercise of stock options; $.184 --
 $11.25 per share..................          --           --     50,130          50       105,536           --              --
Exercise of warrants; $1.4679 per
 share.............................          --           --     13,625          14        19,986           --              --
Forfeiture of stock options........          --           --         --          --      (132,300)      74,164              --
Issuance of common stock -- Private
 placement, net of offering costs;
 $10.80 per share..................          --           --    356,473         356     3,580,926           --              --
Amortization of deferred
 compensation......................          --           --         --          --            --       46,575              --
Net loss...........................          --           --         --          --            --           --              --
                                     ----------   ----------   ---------   --------   -----------    ---------     -----------
Balance as of December 31, 1995....          --           --   3,998,952      3,999    24,670,560      (41,392)             --
Exercise of stock options; $.184 --
 $15.25 per share..................          --           --     49,881          50       282,903           --              --
Exercise of warrants; $1.4679 --
 $13.50 per share..................          --           --    565,993         566     5,738,150           --      (1,142,754)
Forfeiture of stock options........          --           --         --          --        (5,438)       5,438              --
Issuance of common stock -- Private
 placement, net of offering costs;
 $21.80 per share..................          --           --    408,526         408     8,333,246           --              --
Amortization of deferred
 compensation......................          --           --         --          --            --       35,954              --
Net loss...........................          --           --         --          --            --           --              --
                                     ----------   ----------   ---------   --------   -----------    ---------     -----------
Balance as of December 31, 1996....          --   $       --   5,023,352   $  5,023   $39,019,421    $      --     $(1,142,754)
                                     ==========   ==========   =========   ========   ===========    =========     ===========

                                       DEFICIT
                                     ACCUMULATED
                                        DURING
                                     DEVELOPMENT
                                        STAGE          TOTAL
                                     -----------       -----
October 18, 1989 to December 31,
 1990:
 Issuance of common stock; October
   20, 1989 -- $.0007 per share....  $         --   $       100
 Issuance of preferred stock --
   Series A, $1.00 per share.......            --     1,000,000
 Issuance of common shares;
   September 10, 1990; $.0184 per
   share...........................            --         1,944
 Net loss..........................      (469,177)     (469,177)
                                     ------------   -----------
Balance at December 31, 1990.......      (469,177)      532,867
Issuance of preferred stock --
 Series A; $1.00 per share.........            --       500,000
Net loss...........................      (887,770)     (887,770)
                                     ------------   -----------
Balance as of December 31, 1991....    (1,356,947)      145,097
Issuance of preferred stock --
 Series B; $1.25 per share.........            --     1,157,500
Conversion of notes payable to
 stockholder into shares of
 preferred stock -- Series B; $1.25
 per share.........................            --       550,000
Conversion of accrued interest to
 common stock: $1.4679 per share...            --        17,398
Net loss                                 (994,178)     (994,178)
                                     ------------   -----------
Balance as of December 31, 1992....    (2,351,125)      875,817
Issuance of stock options..........            --            --
Exercise of stock options; $.0184
 per share.........................            --           177
Issuance of preferred stock --
 Series C; $1.50 per share.........            --     2,250,000
Stock split of .5450 to 1..........            --            --
Conversion of preferred stock into
 common shares.....................            --            --
Issuance of common stock -- Initial
 public offering, net of offering
 costs; $11.25 per share...........            --    13,084,361
Issuance of warrants...............            --           100
Issuance of common stock --
 Exercise of underwriter's option
 on overallotment shares; $11.25
 per share.........................            --     2,095,875
Amortization of deferred
 compensation......................            --       187,151
Net loss...........................    (1,649,626)   (1,649,626)
                                     ------------   -----------
Balance as of December 31, 1993....    (4,000,751)   16,843,855
Additional costs of initial public
 offering..........................            --       (46,189)
Exercise of stock options; $.229
 per share.........................            --           125
Amortization of deferred
 compensation......................            --       139,318
Net loss...........................    (4,115,363)   (4,115,363)
                                     ------------   -----------
Balance as of December 31, 1994....    (8,116,114)   12,821,746
Exercise of stock options; $.184 --
 $11.25 per share..................            --       105,586
Exercise of warrants; $1.4679 per
 share.............................            --        20,000
Forfeiture of stock options........            --       (58,136)
Issuance of common stock -- Private
 placement, net of offering costs;
 $10.80 per share..................            --     3,581,282
Amortization of deferred
 compensation......................            --        46,575
Net loss...........................    (7,331,674)   (7,331,674)
                                     ------------   -----------
Balance as of December 31, 1995....   (15,447,788)    9,185,379
Exercise of stock options; $.184 --
 $15.25 per share..................            --       282,953
Exercise of warrants; $1.4679 --
 $13.50 per share..................            --     4,595,962
Forfeiture of stock options........            --            --
Issuance of common stock -- Private
 placement, net of offering costs;
 $21.80 per share..................            --     8,333,654
Amortization of deferred
 compensation......................            --        35,954
Net loss...........................   (10,913,774)  (10,913,774)
                                     ------------   -----------
Balance as of December 31, 1996....  $(26,361,562)  $11,520,128
                                     ============   ===========

                       See notes to financial statements.

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                  CUMULATIVE FROM
                                                                                                    OCTOBER 18,
                                                                                                   1989 (DATE OF
                                                               YEARS ENDED DECEMBER 31             INCEPTION) TO
                                                      -----------------------------------------    DECEMBER 31,
                                                          1994          1995           1996            1996
                                                          ----          ----           ----       ---------------
OPERATING ACTIVITIES
Net loss............................................  $ (4,115,363)  $(7,331,674)  $(10,913,774)   $(26,361,562)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation......................................       202,525       668,859      1,157,561       2,234,786
  Amortization......................................        15,667         7,541          6,639          52,572
  Loss on disposal of property and equipment........        15,070           499             --          15,569
  Loss (gain) on available-for-sale securities......       124,000       (54,065)       (43,171)         26,764
  Net (amortization) accretion of bond (premiums)
    discounts.......................................        (7,963)      (11,454)          (939)        (20,356)
  Note receivable from officer......................            --            --             --         179,400
  Provision for interest on notes payable...........            --            --             --          17,398
  Payments of patent costs..........................       (91,141)      (97,005)      (156,711)       (404,756)
  Stock compensation expense........................       139,318        46,575         35,954         408,998
  Cancellation of stock options.....................            --       (58,136)            --         (58,136)
  Changes in operating assets and liabilities:
    Accounts receivable.............................        65,345       (28,936)       179,777        (130,752)
    Inventories.....................................            --            --       (653,696)       (653,696)
    Prepaid expenses and other......................      (532,388)      306,527         29,246        (436,052)
    Accounts payable................................     1,143,035      (818,844)       249,640       1,126,009
    Accrued liabilities.............................       (11,535)      252,159        113,201         494,507
    Deferred occupancy costs........................        38,567        18,486         18,760          75,813
                                                      ------------   -----------   ------------    ------------
Net cash used in operating activities...............    (3,014,863)   (7,099,468)    (9,977,513)    (23,433,494)
INVESTING ACTIVITIES
Purchases of available-for-sale securities..........   (15,691,459)   (8,060,495)   (30,945,246)    (54,697,200)
Sales of available-for-sale securities..............     2,987,121     4,566,564      2,500,000      10,053,685
Maturities of available-for-sale securities.........     2,061,578     9,002,364     33,072,852      44,136,794
(Increase) decrease in certificates of deposit,
  net...............................................      (989,000)      137,500        512,500        (350,000)
Acquisitions of property and equipment..............    (1,912,835)   (1,888,694)    (3,706,588)     (7,751,926)
Decrease (increase) in notes receivable from
  officers..........................................         3,500            --             --        (179,400)
                                                      ------------   -----------   ------------    ------------
Net cash provided by (used in) investing
  activities........................................   (13,541,095)    3,757,239      1,433,518      (8,788,047)
FINANCING ACTIVITIES
Payments of organization costs......................            --            --             --         (64,495)
Proceeds from notes payable to stockholders.........            --            --             --         550,000
Proceeds from issuance of preferred stock...........            --            --             --       4,907,500
Proceeds from issuance of common stock -- net of
  offering costs....................................       (46,189)    3,581,282      8,333,654      27,051,304
Exercise of stock options...........................           125       105,586        282,953         388,664
Exercise of warrants................................            --        20,000      4,595,962       4,615,962
Proceeds from issuance of long-term debt............            --       650,518         92,182         742,700
Payments on long-term debt..........................            --       (44,859)      (525,802)       (570,661)
Payments under capital lease obligations............       (47,477)     (107,567)            --        (211,386)
                                                      ------------   -----------   ------------    ------------
Net cash provided by (used in) financing
  activities........................................       (93,541)    4,204,960     12,778,949      37,409,588
                                                      ------------   -----------   ------------    ------------
Increase (decrease) in cash and cash equivalents....   (16,649,499)      862,731      4,234,954       5,188,047
Cash and cash equivalents at beginning of period....    16,739,861        90,362        953,093              --
                                                      ------------   -----------   ------------    ------------
Cash and cash equivalents at end of period..........  $     90,362   $   953,093   $  5,188,047    $  5,188,047
                                                      ============   ===========   ============    ============
Supplemental cash flow information:
  Cash paid for interest............................  $      8,582   $    39,600   $     29,602    $     96,369
                                                      ============   ===========   ============    ============
  Equipment capitalized under lease agreements......  $         --   $    59,739   $         --    $    211,386
                                                      ============   ===========   ============    ============
  Conversion of notes payable and accrued interest
    to preferred and common stock...................  $         --   $        --   $         --    $    567,398
                                                      ============   ===========   ============    ============

                       See notes to financial statements.

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     Illinois Superconductor Corporation (Company) was founded in 1989 to commercialize superconducting technologies primarily for the wireless telecommunications industry. Since its inception, the Company has been in the development stage, engaging in research and product development activities, both internally funded and under government-funded contracts and cooperative agreements, recruiting technical and administrative personnel, and raising capital. The Company's primary focus has been on developing radio frequency component products for the cellular and other wireless telecommunications markets located mainly in the United States.

     In the course of its development activities, the Company has experienced net losses and negative cash flows from operations. Historically, the Company has funded its operations primarily through the issuance of equity securities, government contracts and debt. The Company intends to offer additional equity securities during 1997. In the event the equity offering is not successful, the Company believes that it is capable of sustaining operations throughout 1997 under plans which could include a reduction in the Company's operating levels.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH, CASH EQUIVALENTS AND INVESTMENTS

     Cash and cash equivalents consist of demand deposits, time deposits, money market funds, and commercial paper which have maturities of three months or less from the date of purchase. Investments consist of U.S. corporate debt securities, U.S. Treasury securities, and other U.S. government obligations. Management believes that the financial institutions in which it maintains such deposits are financially sound and, accordingly, minimal credit risk exists with respect to these deposits.

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. All of the Company's investments are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

INVENTORIES

     Inventories are stated at the lower of cost (determined on a first in, first out basis) or market.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, less accumulated depreciation, and is depreciated over the estimated useful lives of the assets using accelerated methods. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life of the asset or the term of the lease. Amortization of

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) leasehold improvements is included in depreciation expense. The useful lives assigned to property and equipment for the purpose of computing book depreciation are as follows:

Lab equipment...............................................  5 years
Manufacturing equipment.....................................  3 to 5 years
Office equipment............................................  3 to 5 years
Furniture and fixtures......................................  5 years
Leasehold improvements......................................  Life of lease

PATENTS AND TRADEMARKS

     Patents and trademarks are recorded at cost and are amortized using the straight-line method over the shorter of their estimated useful lives or 17 years. The recoverability of the carrying values of patents and trademarks is evaluated on a recurring basis. Patents and trademarks are net of accumulated amortization of $11,285 and $17,924 at December 31, 1995 and 1996, respectively.

INCOME TAXES

     Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION

     Revenues from research and development contracts are recognized utilizing the percentage-of-completion method measured by the relationship of costs incurred to total contract costs. When the current contract estimate indicates a loss, provision is made for the total anticipated loss. Revenues from research-related activities are derived primarily from contracts and cost-sharing agreements with agencies of the U.S. government (see Note 8).

     All payments to the Company for work performed on contracts with agencies of the U.S. government are subject to adjustment upon audit by agencies of the U.S. government. Management believes that any such audits will not have a significant effect on the financial position or results of operations of the Company.

     Revenues from product sales are recognized at the time of shipment.

ADVERTISING COSTS

     Advertising costs are charged to expense in the period incurred. Advertising expense for the years ended December 31, 1994, 1995, 1996, and the cumulative period from October 18, 1989 (date of inception) to December 31, 1996, was approximately $119,000, $87,000, $135,000, and $341,000, respectively.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs related to both present and future products are charged to expense in the period incurred.

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET LOSS PER COMMON SHARE

     Net loss per common share and pro forma net loss per common share (Note 7) are computed based upon the weighted-average number of common shares outstanding. Common equivalent shares are not included in the per share calculations since the effect of their inclusion would be antidilutive.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

DESCRIPTION OF CERTAIN CONCENTRATIONS AND RISKS

     The Company operates in a highly competitive and rapidly changing industry. Product revenues are currently concentrated with a limited number of customers and the supply of certain materials is concentrated among a few providers. The development and commercialization of new technologies by any competitor could adversely affect the Company's results of operations.

ADOPTION OF FASB 121

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (FASB 121), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FASB 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted FASB 121 in the first quarter of 1996. The effect of adoption was not material.

RECLASSIFICATIONS

     Certain amounts in the 1995 financial statements have been reclassified to conform to the 1996 presentation.

3. INVENTORIES

     Inventories consist of the following:

                                                               DECEMBER 31
                                                           -------------------
                                                             1995       1996
                                                             ----       ----
Raw materials............................................  $     --   $ 64,524
Work-in-process..........................................        --    214,172
Finished product.........................................        --    375,000
                                                           --------   --------
                                                           $     --   $653,696
                                                           ========   ========

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. INVESTMENTS

     The following is a summary of available-for-sale debt securities at December 31, 1995 and 1996:

                                            1995                           1996
                                 --------------------------      ------------------------
                                     AVAILABLE-FOR-SALE             AVAILABLE-FOR-SALE
                                      DEBT SECURITIES                DEBT SECURITIES
                                 --------------------------      ------------------------
                                    COST         FAIR VALUE        COST        FAIR VALUE
                                    ----         ----------        ----        ----------
U.S. Treasury securities and
  obligations of U.S.
  government agencies..........  $3,456,281      $3,456,281      $500,313        $500,313
U.S. corporate debt
  securities...................   1,627,528       1,627,528            --              --
                                 ----------      ----------      --------        --------
                                 $5,083,809      $5,083,809      $500,313        $500,313
                                 ==========      ==========      ========        ========

     During the years ended December 31, 1995 and 1996, available-for-sale debt securities with a fair value at the date of sale of $4,566,564 and $2,500,000, respectively, were sold. The gross realized gains on such sales were $59,480 and $43,171 in 1995 and 1996, respectively, and the gross realized losses were $5,415 in 1995.

     The available-for-sale debt security held at December 31, 1996, is due after three years.

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                              DECEMBER 31
                                                        -----------------------
                                                           1995         1996
                                                           ----         ----
Leasehold improvements................................  $1,959,276   $4,172,694
Lab equipment.........................................   1,352,786    1,606,594
Manufacturing equipment...............................          --      864,059
Office equipment......................................     435,646      626,029
Furniture and fixtures................................     409,041      593,961
                                                        ----------   ----------
                                                         4,156,749    7,863,337
Less: Accumulated depreciation........................     962,972    2,120,533
                                                        ----------   ----------
                                                        $3,193,777   $5,742,804
                                                        ==========   ==========

6. CAPITAL STOCK

     The Company has an authorized class of undesignated preferred stock consisting of 100,000 shares. Preferred stock may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in the Company's certificate of incorporation, as the board of directors determines.

     In conjunction with the adoption of the Rights Plan (as discussed below), the Company has created one series of preferred stock, consisting of 10,000 shares of Series A Junior Participating Preferred Stock (Series A Preferred). Each share of Series A Preferred would entitle the holder to receive dividends equal to 1,000 times the dividends per share declared with respect to the Company's common stock and, in the event of liquidation, such holders would receive a preference of 1,000 times the aggregate amount to be distributed per share to the holders of the Company's common stock.

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. CAPITAL STOCK (CONTINUED)
     On February 9, 1996, the board of directors adopted a shareholder rights plan (Rights Plan). Pursuant to such Rights Plan, a Series A Right is associated with, and trades with, each share of common stock outstanding. The record date for distribution of such Series A Rights was February 22, 1996, and for so long as the Series A Rights are associated with the common stock, each new share of common stock issued by the Company will include a Series A Right.

     Each Series A Right will entitle its holder to purchase one one-thousandth of a share of Series A Preferred for $200, subject to adjustment as defined in the Rights Plan. The Series A Rights are not exercisable until the earlier of
(i) 10 days after any person or group becomes the beneficial owner of 15% or more of the Company's outstanding common stock, or (ii) 10 business days (unless extended by the board of directors) after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the Company's outstanding common stock.

     If any person or group (Acquiring Party) acquires 15% or more of the Company's outstanding common stock (Shares Acquisition Date), each holder of a Series A Right, except the Acquiring Party, has the right to receive upon exercise (i) shares of the Company's common stock having a market value equal to two times the exercise price of the Series A Right, and (ii) one Series B Right (Series A Rights and Series B Rights are hereinafter collectively referred to as the Rights). The board of directors has the option, after the Shares Acquisition Date but before there has been a 50% acquisition of the Company, to exchange one share of common stock (or one one-thousandth of a share of preferred stock) and one Series B Right for each Series A Right (other than Series A Rights held by the Acquiring Party).

     If, after the Series A Rights become exercisable, the Company is involved in a merger or other business combination, or if the Company sells or transfers more than 50% of its assets or earning power, or if an acquiring party engages in certain "self-dealing" transactions with the Company, as defined in the Rights Plan, each Right then outstanding (other than Rights held by the Acquiring Party) will be exercisable for common stock of the other party to such transaction having a market value of two times the exercise price of the Right.

     The Company has the right to redeem each Series A Right for $0.01 prior to the Shares Acquisition Date. The Series B Rights, once issued, are not redeemable. The Rights expire on February 9, 2006.

     On November 14, 1995, the Company completed the private placement and issuance of 356,473 Units, which raised $3,581,282, net of related expenses. Each Unit consists of one share of common stock and one detachable common stock purchase warrant. Each warrant had a term of two years and was exercisable for the purchase of one share of common stock at $13.00 per share. Warrants for 15,700 of these shares were exercised prior to December 1996. The remaining 340,773 warrants were called for redemption by the Company in November 1996 and were exercised in December 1996. In conjunction with the exercise, the Company issued 340,773 shares of its common stock in exchange for $3,287,304 in cash plus $1,142,754 of notes. The notes bear interest at 8.25% per annum, were due on February 21, 1997, and are guaranteed by an affiliate of a stockholder. On March 7, 1997, $716,319 of these notes were extended to April 30, 1997. If any of the balance remains outstanding after April 30, 1997, the interest rate defaults to 10.25% per annum.

     On February 23, 1996, the Company completed the private placement and issuance of 408,526 shares of its common stock at $21.80 per share. Proceeds, net of related expenses, were $8,333,654.

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. CAPITAL STOCK (CONTINUED)
     At December 31, 1996, authorized but unissued shares of common stock have been reserved for future issuance as follows:

Warrants....................................................      670,225
Options outstanding.........................................      796,258
Options reserved for future issuance under the 1993 Stock
  Option Plan (Note 7)......................................      289,532
                                                                ---------
                                                                1,756,015
                                                                =========

7. STOCK OPTIONS AND WARRANTS

     The Company has elected to follow Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board No. 123, "Accounting for Stock-Based Compensation," (FASB 123) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, since the exercise price of the Company's employee stock option grants has equaled the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     On August 19, 1993, the Board of Directors adopted the 1993 Stock Option Plan (the Plan) for employees, consultants, and directors who are not also employees of the Company (outside directors). The maximum number of shares issuable under the Plan, as amended in 1996, is 1,055,000, of which 80,000 are reserved for issuance to outside directors. The Plan is administered by a committee (Committee) consisting of two or more outside directors appointed by the board of directors of the Company.

     For employees and consultants, the Plan provides for granting of Incentive Stock Options (ISOs) and Nonstatutory Stock Options (NSOs). In the case of ISOs, the exercise price shall not be less than 100% (110% in certain cases) of the fair value of the common stock, as determined by the committee, on the date of grant. In the case of NSOs, the exercise price shall not be less than 85% (110% in certain cases) of the fair value of the common stock, as determined by the Committee, on the date of grant. The term of options granted to employees and consultants will be for a period not to exceed 10 years (five years in certain cases). Options granted under the Plan on or before May 31, 1995, generally vest over a five year period (One-fifth of options granted vest after one year from the grant date. The remaining options vest ratably each month thereafter). Options granted under the Plan subsequent to May 31, 1995, generally vest over a four year period (One-fourth of options granted vest after one year from the grant date. The remaining options vest ratably each month thereafter). In addition, the Committee may authorize option grants with vesting provisions that are not based solely on employees' rendering of additional service to the Company.

     For outside directors, NSOs only will be granted with an exercise price of 100% of the fair value of the stock, as determined by the Committee, on the date of grant. The Plan provides that each outside director will be automatically granted 10,000 NSOs on the date of their initial election to the board of directors. On the date of the annual meeting of the stockholders of the Company, commencing with the 1994 meeting, each outside director who is elected, reelected, or continues to serve as a director, shall be granted 2,000 NSOs (3,000 NSOs for the 1996 meeting and all future annual meetings), except for those outside directors who are first elected to the Board of Directors at the meeting or three months prior. The options granted vest ratably over three years and expire after seven years from the grant date.

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. STOCK OPTIONS AND WARRANTS (CONTINUED)
     The Company entered into stock option agreements with certain employees and a consultant prior to the adoption of the Plan. These stock options generally become exercisable over a five-year period, commencing from the date of grant, and expire 10 years from the date of grant. Exercise prices are determined by the Board of Directors and, for options granted through December 31, 1992, represent estimated fair values of the Company's common stock at the grant date.

     For the year ended December 31, 1993, the Company recorded an increase to additional paid-in capital and a corresponding charge to deferred compensation of approximately $489,000 to recognize the difference between the estimated fair value of the Company's common stock at the date of grant and the exercise price for 107,638 options granted in the year ended December 31, 1993. The deferred compensation is being amortized over the five-year vesting period of the options. During 1995 and 1996, 29,430 and 1,090 of these options were forfeited, resulting in a reduction in compensation expense of $58,136 in 1995. Amortization of compensation expense of $139,318, $46,575 and $35,954 was recorded for the years ended December 31, 1994, 1995, and 1996, respectively.

     Pro forma information regarding net income and earnings per share is required under FASB 123, and has been determined as if the Company had accounted for its stock options granted subsequent to December 31, 1994, under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 1995 and 1996: risk-free interest rate of 6.3% and 6.2%, respectively; a dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of .75; and expected life of the options of 4.0 and 4.1 years, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                YEAR ENDED
                                                         -------------------------
                                                            1995          1996
                                                            ----          ----
Pro forma net loss...................................    $7,428,018    $11,590,957
Pro forma net loss per common share..................          2.04           2.56

     Because FASB 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. STOCK OPTIONS AND WARRANTS (CONTINUED)
     The table below summarizes all option activity through December 31, 1996:

                                                                                  EXERCISE
                                                                  OPTIONS          PRICE
                                                                OUTSTANDING      PER SHARE
                                                                -----------      ---------
Period October 18, 1989 (date of inception) to December 31,
  1990:
  Granted...................................................       25,984      $ .0184 - .184
                                                                  -------
  Outstanding at December 31, 1990..........................       25,984        .0184 - .184
  Granted...................................................        2,725                .184
                                                                  -------
  Outstanding at December 31, 1991..........................       28,709        .0184 - .184
  Granted...................................................       39,513        .0184 - .229
                                                                  -------
  Outstanding at December 31, 1992..........................       68,222        .0184 - .229
  Granted...................................................      132,638        .229 - 11.25
  Exercised.................................................       (9,634)              .0184
                                                                  -------
  Outstanding at December 31, 1993..........................      191,226        .184 - 11.25
  Granted...................................................      271,012        6.75 - 16.25
  Exercised.................................................         (545)               .229
  Forfeited.................................................       (4,680)       .229 - 16.25
                                                                  -------
  Outstanding at December 31, 1994..........................      457,013        .184 - 16.25
  Granted...................................................      190,360        6.75 - 19.25
  Exercised.................................................      (50,130)       .184 - 11.25
  Forfeited.................................................      (71,975)       .184 - 15.25
                                                                  -------
  Outstanding at December 31, 1995..........................      525,268        .184 - 19.25
  Granted...................................................      346,907       17.00 - 27.00
  Exercised.................................................      (49,881)       .184 - 15.25
  Forfeited.................................................      (26,036)       .229 - 26.50
                                                                  -------
  Outstanding at December 31, 1996..........................      796,258      $ .184 - 27.00
                                                                  =======

     The weighted-average exercise price of options outstanding at December 31, 1995 and 1996, was $8.93 and $13.40, respectively. The weighted-average exercise price of options granted, exercised, and forfeited during 1996 was $18.93, $5.67, and $11.76, respectively. The weighted-average fair value of options granted during 1996 was $11.35.

     Following is additional information with respect to options outstanding at December 31, 1996:

                                              EXERCISE     EXERCISE     EXERCISE     EXERCISE     EXERCISE
                                             PRICE FROM   PRICE FROM   PRICE FROM   PRICE FROM   PRICE FROM
                                              $0.18 TO     $6.75 TO    $10.50 TO    $16.00 TO    $23.50 TO
                                               $0.23        $9.13        $15.50       $22.13       $27.00
                                             ----------   ----------   ----------   ----------   ----------
Outstanding at December 31, 1996:
  Number of options........................    68,536      124,664      213,356      339,942       49,760
  Weighted-average exercise price..........     $0.22         $7.37       $11.37       $17.83        $25.07
  Weighted-average remaining contractual
     life in years.........................       6.0          8.0          7.7          9.6          9.3
Exercisable at December 31, 1996:
  Number of options........................    39,380       41,916      109,068       14,825           --
  Weighted-average exercise price..........     $0.22         $7.32       $11.84       $17.58            --

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. STOCK OPTIONS AND WARRANTS (CONTINUED)
     The total number of unvested options outstanding at December 31, 1996, was 591,069, of which 451,069 will vest based on employees' continued service to the Company and 140,000 will vest based on employees' continued service to the Company and the Company's attainment of certain performance objectives established by the Committee.

     In December 1991 and January 1992, the Company issued common stock purchase warrants for 34,063 and 74,938 shares, respectively, to preferred stockholders in conjunction with short-term loans from the stockholders. These warrants have an exercise price of $1.4679 per share and expire 10 years from the date of issue. Warrants for 13,625 and 34,063 of these shares were exercised in 1995 and 1996, respectively.

     In connection with the July 1992 issuance of Series B convertible preferred stock, the Company issued common stock purchase warrants for 213,780 shares to the Series B convertible preferred stockholders. These warrants have an exercise price of $2.29 (71,260 shares), $2.75 (71,260 shares), and $3.21 (71,260 shares)
per share and expire upon the seventh anniversary of issuance. Warrants for 96,437 of these shares (36,107 shares at $2.29 per share, 36,107 shares at $2.75 per share and 24,223 shares at $3.21 per share) were exercised in 1996.

     The Company also issued warrants to purchase 470,589 shares of common stock in connection with the July 1993 issuance of Series C preferred stock. The warrants are exercisable at $9.56 per share and expire in November 2000. Warrants for 69,020 of these shares were exercised in 1996.

     In conjunction with the Company's initial public offering in October 1993, warrants to purchase an aggregate of 100,000 shares of common stock at an exercise price of $13.50 (120% of the initial public offering price) per share were issued for $100 to the managing underwriter of the initial public offering. The warrants are exercisable through October 26, 1998. Warrants for 10,000 of these shares were exercised in 1996.

8. RESEARCH AND DEVELOPMENT AGREEMENTS

     In March 1993, the Company entered into a three-year cost-sharing cooperative agreement with the U.S. government under the Department of Commerce Advanced Technology Program. Funding totaling $619,000, $650,000, $200,000, and $1,980,000 for the years ended December 31, 1994, 1995, and 1996, and for the period from March 1993 to December 31, 1996, respectively, has been offset against the related research and development expenses.

     The Company is party to a number of research and development contracts, generally short-term in nature, which provided approximately $205,000, $22,000, and $53,000 of revenues for the years ended December 31, 1994, 1995, and 1996, respectively. These contracts include cost-plus and fixed-price arrangements.

     Research and development expenses include the costs associated with development stage product sales.

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. INCOME TAXES


     The Company has net operating loss and research and development credit carryforwards for tax purposes of approximately $27,636,000 and $624,000, respectively, at December 31, 1996, the net operating losses expire as follows:



2005........................................................  $     7,000
2006........................................................      638,000
2007........................................................      974,000
2008........................................................    1,659,000
2009........................................................    3,973,000
2010........................................................    8,199,000
2011........................................................   12,186,000
                                                              -----------
                                                              $27,636,000
                                                              ===========


     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                             DECEMBER 31
                                                      -------------------------
                                                         1995          1996
                                                         ----          ----
Deferred tax assets:
  Net operating loss carryforward...................  $ 5,716,000   $10,502,000
  Research and development tax credit
     carryforwards..................................      744,000       624,000
  Deferred compensation.............................      120,000        94,000
  Property and equipment............................       19,000            --
  Development stage losses..........................       17,000            --
                                                      -----------   -----------
Total deferred tax assets...........................    6,616,000    11,220,000
Deferred tax liabilities:
  Patent costs......................................      (85,000)     (142,000)
  Property and equipment............................           --       (68,000)
                                                      -----------   -----------
                                                          (85,000)     (210,000)
                                                      -----------   -----------
Net deferred tax assets.............................    6,531,000    11,010,000
Valuation allowance.................................   (6,531,000)  (11,010,000)
                                                      -----------   -----------
Net deferred tax assets.............................  $        --   $        --
                                                      ===========   ===========

     The valuation allowance increased during 1996 by $4,479,000 due primarily to the increase in the net operating loss carryforward.

     Based on the Internal Revenue Code and changes in the ownership of the Company, utilization of the net operating loss carryforwards will be subject to annual limitations.

10. LONG-TERM DEBT

     The Company's long-term debt consists of two equipment financing notes with a bank that mature in October 1998 and May 1999, respectively. The notes bear interest at 8.5% per annum. Payments of principal plus accrued interest are due monthly in arrears. Borrowings are collateralized by the related equipment purchased, which has a carrying value of approximately $146,000 at December 31, 1996. The notes require the Company to maintain a minimum net worth and leverage ratio, as defined. The Company's outstanding obligations under these notes was $172,039 at December 31, 1996, with aggregate debt maturities of $80,421 in 1997, $78,074 in 1998, and $13,544 in 1999.

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash equivalents, the restricted certificates of deposit, and the shareholder notes receivable approximates fair value due to the short maturity of those instruments. The fair value of the Company's investments approximates the carrying value based on quoted market prices for those or similar investments. The fair value of the Company's long-term debt approximates the carrying value based on current rates available to the Company for debt with similar remaining maturities.

12. COMMITMENTS

OPERATING LEASES

     The Company leases its manufacturing and office space. Under the terms of the lease, which expires October 2004, the Company is responsible for all real estate taxes and operating expenses. The lease provides for a security deposit ($350,000 at December 31, 1996) that is secured by a certificate of deposit owned by the Company.

     Future minimum payments under the operating lease consist of the following at December 31, 1996:

                            YEAR                                AMOUNT
                            ----                                ------
1997........................................................  $  211,700
1998........................................................     227,500
1999........................................................     227,500
2000........................................................     231,300
2001........................................................     249,900
Thereafter..................................................     699,900
                                                              ----------
                                                              $1,847,800
                                                              ==========

     Rent expense totaled $174,994, $267,991, and $227,334, for the years ended December 31, 1994, 1995, and 1996, respectively.

CONSULTING AND RESEARCH AGREEMENTS

     During 1994, the Company entered into consulting and research agreements related to the development of certain technology. The consulting agreement requires annual payments of $50,000 through 1998, while the research agreement provides for annual payments of $100,000 through 1997 with the right to renew for one additional year at the Company's option.

13. 401(K) PLAN

     The Company has a 401(k) plan covering all employees who meet prescribed service requirements. The plan provides for deferred salary contributions by the plan participants and a Company contribution. Company contributions, if any, are at the discretion of the Board of Directors and are not to exceed the amount deductible under applicable income tax laws. No Company contribution was made for the years ended December 31, 1994, 1995, and 1996.

14. LEGAL PROCEEDINGS

     In 1996, a stockholder filed a complaint against the Company alleging that, in connection with the Company's private placement of securities in November 1995, the Company breached and repudiated an oral contract with the stockholder for the issuance and sale by the Company of 370,370 shares of the Company's

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

14. LEGAL PROCEEDINGS (CONTINUED)
common stock at $10.80 per share, plus warrants (immediately exercisable at $12.96 per share) to purchase an additional 370,370 shares of the Company's common stock. The stockholder is seeking a jury trial and money damages equal to the difference between $8,800,000 (370,370 shares at $10.80 per share and 370,370 shares at $12.96 per share) and 740,740 shares multiplied by the highest price at which the Company's stock traded on the Nasdaq Stock Market between November 20, 1995 and the date of judgment.

     The Company believes that the suit is without merit and intends to continue to defend itself vigorously in this litigation. As such, the Company believes that the resolution of this matter will not have a material adverse effect on the financial condition or results of operations of the Company.

                              [INSIDE BACK COVER]


              [PICTURE OF THE COMPANY'S MANUFACTURING FACILITIES]



     Manufacturing of Illinois Superconductor Corporation's radio frequency filter products does not require clean room facilities and requires only moderate capital investment for production facilities.


                [PICTURE OF THE COMPANY'S CORPORATE HEADQUARTERS
                           IN MT. PROSPECT, ILLINOIS]


     Illinois Superconductor Corporation's executive offices as well as its manufacturing, research and development, and administrative operations are located in its Mt. Prospect, Illinois facility.

======================================================

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           -------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   14
Price Range of Common Stock...........   14
Dividend Policy.......................   14
Capitalization........................   15
Selected Financial Data...............   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   17
Business..............................   20
Management............................   31
Principal Stockholders................   35
Description of Capital Stock..........   37
Shares Eligible for Future Sale.......   39
Underwriting..........................   41
Legal Matters.........................   42
Experts...............................   42
Available Information.................   43
Incorporation of Certain Documents by
  Reference...........................   43
Index to Financial Statements.........  F-1


======================================================
======================================================
                                1,000,000 SHARES
[ISC LOGO]

               ILLINOIS
               SUPERCONDUCTOR
               CORPORATION


                                  COMMON STOCK


                           -------------------------
                                   PROSPECTUS
                           -------------------------


                             GRUNTAL & CO., L.L.C.

                                          , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the Common Stock pursuant to the Prospectus contained in this Registration Statement. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                APPROXIMATE
                                                                  AMOUNT
                                                                -----------
Securities and Exchange Commission registration fee.........     $  5,642
NASD filing fee.............................................        2,362
Nasdaq National Market listing fee..........................       17,500
Accountants' fees and expenses..............................       75,000
Legal fees and expenses.....................................      250,000
Transfer Agent and Registrar fees and expenses..............       10,000
Printing and engraving......................................      100,000
Blue Sky fees and expenses..................................        2,500
Miscellaneous expenses......................................       36,996
                                                                 --------
       Total................................................     $500,000
                                                                 ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 9 of the Company's Certificate of Incorporation provides that the Company shall indemnify its directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify its officers and employees to such extent, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. The Company has entered into indemnity agreements with each of its directors. These agreements may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification and to obtain directors' liability insurance if available on reasonable terms.

     In addition, Article 8 of the Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derives an improper personal benefit.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

     The Company has obtained a directors' and officers' liability insurance policy which entitles the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


          1**      Form of Underwriting Agreement.
          3.1*     Certificate of Incorporation of the Company.
          3.2*     Bylaws of the Company.
          3.3*     Certificate of Amendment of Certificate of Incorporation of
                   the Company.
          4.1*     Specimen stock certificate representing Common Stock.
          4.2      Rights Agreement dated as of February 9, 1996 between the
                   Company and LaSalle National Trust, N.A., filed as the
                   Exhibit to the Company's Registration Statement on Form 8-A,
                   filed February 12, 1996, incorporated herein by reference.
          5**      Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
         23.1      Consent of Ernst & Young LLP.
         23.2**    Consent of Katten Muchin & Zavis (contained in its opinion previously filed as Exhibit 5).
         23.3      Consent of Marshall, O'Toole, Gerstein, Murray & Borun.
         24**      Power of Attorney.


------------------------
 * Incorporated by reference from the Company's Registration Statement on Form S-1 dated August 20, 1993, Reg. No. 33-67756, with the same exhibit number.

** Previously filed


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Prospect, State of Illinois on the 31st day of March, 1997.


                                          ILLINOIS SUPERCONDUCTOR CORPORATION

                                          By: /s/ ORA E. SMITH

                                            ------------------------------------
                                            Ora E. Smith,
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement has been signed below by the following persons on March 31, 1997 in the capacities indicated.



                      SIGNATURE                                            TITLE
                      ---------                                            -----

                  /s/ ORA E. SMITH                     President, Chief Executive Officer
-----------------------------------------------------  (Principal Executive Officer) and a Director
                    Ora E. Smith

                          *                            Vice President, Chief Financial Officer,
-----------------------------------------------------  Treasurer and Secretary (Principal Financial
                  Stephen G. Wasko                     and Accounting Officer)

                          *                            Director
-----------------------------------------------------
                Leonard A. Batterson

                          *                            Director
-----------------------------------------------------
                 Michael J. Friduss

                          *                            Director
-----------------------------------------------------
                    Peter S. Fuss

                          *                            Chairman of the Board and Director
-----------------------------------------------------
                   Steven Lazarus

                          *                            Director
-----------------------------------------------------
                    Tom L. Powers

                          *                            Director
-----------------------------------------------------
                  Paul G. Yovovich



*By:       /s/ ORA E. SMITH


     -------------------------------

              Ora E. Smith,


           As Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                    EXHIBIT
-------                                   -------
 23.1           Consent of Ernst & Young LLP.
 23.3           Consent of Marshall, O'Toole, Gerstein, Murray & Borun.